Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ACADIA HEALTHCARE COMPANY, INC.,

COPPER ACQUISITION CO., INC.,

and

CRC HEALTH GROUP, INC.

Dated as of October 29, 2014

i

Table of Contents (continued)

Table of Contents (continued)

Table of Contents (continued)

Schedules

Schedule 1.01(a)	Cash
Schedule 1.01(b)	Company Permitted Liens
Schedule 1.01(c)	Negative Adjustment Exceptions
Schedule 1.01(d)	Funded Indebtedness
Schedule 1.01(e)	Net Working Capital
Schedule 1.01(f)	Parent Permitted Liens
Schedule 1.01(g)	Per Share Calculation Schedule
Schedule 1.01(h)	Termination and Release Agreement
Schedule 1.01(i)	Voting Agreement
Schedule 1.01(j)	Outstanding Indebtedness
Schedule 4.01(b)	Subsidiaries of the Company
Schedule 4.03(a)	Company Financial Statements
Schedule 4.03(b)	SEC Filings
Schedule 4.03(d)(i)	Cash
Schedule 4.03(d)(ii)	Net Working Capital
Schedule 4.03(d)(iii)	Indebtedness
Schedule 4.04	Absence of Changes
Schedule 4.05(a)	Ownership of Stock/Capitalization/Accredited Investors
Schedule 4.05(d)(ii)	Arrangements With Respect to Capital Stock and Equity Interests
Schedule 4.05(d)(iii)	Ownership and Agreements with Respect to the Capital Stock and Equity Interests of Others
Schedule 4.05(e)	Record Holders
Schedule 4.06(a)	Governmental Consents
Schedule 4.06(b)	Consents and Approvals/No Violation
Schedule 4.07(a)	Litigation
Schedule 4.07(b)	Orders
Schedule 4.08	Related Party Agreements
Schedule 4.09	Permits/Compliance with Laws
Schedule 4.10	No Undisclosed Liabilities
Schedule 4.11(a)	Benefit Plans
Schedule 4.11(c)	Company Plan Compliance
Schedule 4.11(e)	Company Plan Audits/ Prohibited Transactions
Schedule 4.11(f)	Transaction Payments
Schedule 4.11(g)	Parachute Payments
Schedule 4.11(i)	Company Plan Payments
Schedule 4.12	Company Material Contracts
Schedule 4.13	Company Personal Property
Schedule 4.14(a)	Compliance with Environmental Laws
Schedule 4.14(b)	Litigation and Orders Pursuant to Environmental Matters
Schedule 4.14(e)	Hazardous Materials
Schedule 4.15(a)	Owned Real Property
Schedule 4.15(b)	Liens
Schedule 4.15 (c)	Leases
Schedule 4.16(a)	Collective Bargaining Agreements
Schedule 4.16(d)	Compliance with Labor Laws
Schedule 4.17	Insurance

v

Schedule 4.18(a)	Owned Company Intellectual Property
Schedule 4.18(b)	Third-Party Company Intellectual Property Licenses
Schedule 4.19	Taxes
Schedule 4.20(b)	Company Healthcare Proceedings
Schedule 4.20(c)	Company Healthcare Permits
Schedule 4.20(d)	Company Accreditations and Certifications
Schedule 4.20(e)(i)	Government Program Participation
Schedule 4.20(e)(ii)	Government Program Compliance
Schedule 4.20(e)(iii)	Company Provider Agreements
Schedule 4.20(g)(i)	Subsidiary and Company Healthcare Facility Audits
Schedule 4.20(g)(ii)	Material Medicaid Repayment Obligations
Schedule 5.04	Absence of Changes
Schedule 5.05(a)	Ownership of Stock/Capitalization
Schedule 5.05(d)(ii)	Arrangements With Respect to Capital Stock and Equity Interests
Schedule 5.06(a)	Governmental Consents
Schedule 5.06(b)	Consents and Approvals/No Violation
Schedule 5.07(a)	Litigation
Schedule 5.07(b)	Orders
Schedule 5.08	Permits/Compliance with Laws
Schedule 5.10(b)	Parent Healthcare Proceedings
Schedule 5.10(e)	Parent Provider Agreements
Schedule 5.10(h)	Billing Practices
Schedule 6.01	Conduct of Company Business
Schedule 6.02	Conduct of Parent Business
Schedule 6.10(a)	Employee Benefits
Schedule 6.11	Termination of Affiliate Arrangements

Exhibits

Exhibit A	Investor Questionnaire
Exhibit B	Option Surrender Agreement
Exhibit C	RSU Surrender Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 29, 2014, by and among Acadia Healthcare Company, Inc., a Delaware corporation (“Parent”), Copper Acquisition Co., Inc., a Delaware corporation (“Copper”) and CRC Health Group, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, at the Effective Time (as hereinafter defined), the parties intend to effect a merger of Copper with and into the Company, with the Company being the Surviving Entity (as hereinafter defined), and as a result of which Parent shall be the sole stockholder of the Surviving Entity;

WHEREAS, immediately prior to the Closing (as hereinafter defined), Parent shall own all of the issued and outstanding shares of Copper;

WHEREAS, the board of directors of the Company and the sole stockholder of Copper have approved and declared advisable, and the board of directors of Parent has approved, this Agreement and the transactions contemplated hereby, including the Merger (as hereinafter defined), in accordance with the DGCL, as applicable;

WHEREAS, the WCP Investors (as defined in the Existing Stockholders Agreement) have irrevocably consented to the transactions contemplated by this Agreement in accordance with the terms of the Stockholders Agreement, dated as of November 1, 2011, as amended (the “Existing Stockholders Agreement”), by and among Parent and the other Persons named therein;

WHEREAS, Parent and certain other Persons have entered into an Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) and Second Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), each dated as of the date hereof and effective as of the Effective Time (except for those provisions of the Stockholders Agreement and Registration Rights Agreement that become effective as of the date hereof); and

WHEREAS, this Agreement contemplates a tax free merger of Copper with and into the Company in a reorganization pursuant to Section 368(a)(2)(E) of the Code in which Company stockholders will receive the Per L Share Merger Consideration (as defined below) for each share of their Class L Common Stock (as defined below) and the Per A Share Merger Consideration (as defined below) for each share of their Class A Common Stock (as defined below), except as otherwise provided in this Agreement. Parent, Copper and the Company intend for this Agreement to be a plan of reorganization within the meaning of Section 354 and Section 361 of the Code and U.S. Treasury Regulation 1.368-2(a) and U.S. Treasury Regulation 1.368-3(a) and hereby adopt this Agreement as a plan of reorganization.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

SECTION 1.01. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Accredited Investor” shall have the meaning set forth in Section 2.02(b)(i) hereof.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, in no event shall (i) Parent, Copper or any of their respective Subsidiaries be considered an Affiliate of any of the WCP Investors (as defined in the Stockholders Agreement) or any of the Affiliates of the WCP Investors nor shall any of the WCP Investors or any of their respective Affiliates be considered an Affiliate of Parent, Copper or any of their respective Subsidiaries or (ii) following the Closing, Parent, Copper or any of their respective Subsidiaries be considered an Affiliate of Bain Capital Partners, LLC or any of the Affiliates of Bain Capital Partners, LLC nor shall Bain Capital Partners, LLC or any of its Affiliates be considered an Affiliate of Parent, Copper or any of their respective Subsidiaries.

“Aggregate Option Cash Consideration” shall mean the aggregate amount of cash payable pursuant to Section 2.04(a) hereof upon cancellation and exchange of Vested In-the-Money Options.

“Aggregate RSU Cash Consideration” shall mean the aggregate amount of cash payable pursuant to Section 2.04(b) hereof upon cancellation and exchange of Company RSUs.

“Aggregate Share Consideration” shall mean, subject to adjustment pursuant to Section 2.05(e), a number of fully paid and nonassessable shares of Parent Common Stock equal to:

(a) 6,262,046 shares of Parent Common Stock; plus

(b) a number of shares of Parent Common Stock equal to the quotient of (1) the aggregate exercise price of all Company Warrants and all Company Options that are exercised prior to Closing, divided by (2) the Parent Reference Price; minus

(c) a number of shares of Parent Common Stock equal to the quotient of (1) the aggregate amount of cash payable pursuant to Section 2.02 hereof to Eligible Holders who are not Accredited Investors, divided by (2) the Parent Reference Price; minus

(d) a number of shares of Parent Common Stock equal to the quotient of (1) the sum of (A) the Aggregate Option Cash Consideration, plus (B) the Aggregate RSU Cash Consideration, divided by (2) the Parent Reference Price; minus

(e) a number of shares of Parent Common Stock equal to the quotient of (1) the aggregate amount of Company Transaction Expenses, divided by (2) the Parent Reference Price; minus

(f) a number of shares of Parent Common Stock equal to the quotient of (1) the aggregate amount of Negative Transaction Adjustments, divided by (2) $49.1852.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Alternative Financing” shall have the meaning set forth in Section 6.12(b) hereof.

“Annual Company Financial Statements” shall have the meaning set forth in Section 4.03(a) hereof.

“Annual Parent Financial Statements” shall have the meaning set forth in Section 5.03(a) hereof.

“Appraisal Notice” shall have the meaning set forth in Section 6.04(c) hereof.

“Appraisal Shares” shall have the meaning set forth in Section 2.03(d) hereof.

“Bankers’ Fees” shall mean the aggregate amount of fees and expenses incurred, payable or paid by the Company or any of its Subsidiaries to the Company’s or any of its Subsidiaries’ financial advisors, including Citigroup Global Markets Inc., in connection with the transactions contemplated by this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

“Cash” shall have the meaning set forth on Schedule 1.01(a).

“Certificate of Merger” shall have the meaning set forth in Section 3.02 hereof.

“Class A Common Stock” shall mean the class A common stock, par value $0.001 per share, of the Company.

“Class L Common Stock” shall mean the class L common stock, par value $0.001 per share, of the Company.

“Closing” shall have the meaning set forth in Section 3.01 hereof.

“Closing Date” shall have the meaning set forth in Section 3.01 hereof.

“COBRA” shall have the meaning set forth in Section 4.11(h) hereof.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Acquisition Transaction” means any transaction or series of related transactions other than the Merger or any of the transactions contemplated by this Agreement involving: (i) any acquisition or purchase by any Person (other than Parent or any of its Subsidiaries) of more than 20% of the total outstanding voting securities or other equity interests of the Company or any of the Company’s Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Person (other than Parent or any of its Subsidiaries) beneficially owning or having the right to acquire more than 20% of the total outstanding voting securities or other equity interests of the Company or any of the Company’s Subsidiaries; (iii) any merger, amalgamation, plan of arrangement, consolidation, business combination, share exchange, recapitalization or similar transaction involving the Company or any Subsidiary of the Company pursuant to which the stockholders of the Company immediately preceding such transaction beneficially own less than 80% of the total outstanding voting securities or other equity interests in the surviving or resulting entity of such transaction; (iv) any acquisition or purchase by any Person (other than Parent or any of its Subsidiaries) of any assets of the Company or any of the Company’s Subsidiaries (including equity interests in any Subsidiary of the Company) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and the Company’s Subsidiaries, taken as a whole; or (v) any liquidation or dissolution of the Company or any of the Company’s Subsidiaries.

“Company Assets” shall have the meaning set forth in Section 4.13 hereof.

“Company Board Recommendation” shall have the meaning set forth in Section 4.02 hereof.

“Company Commercially Available Software” shall mean any computer software used by the Company or any of its Subsidiaries pursuant to a Third-Party Company Intellectual Property License, which software is generally commercially available on non-discriminatory pricing terms.

“Company Common Stock” shall mean the Class A Common Stock and Class L Common Stock.

“Company Contribution” shall mean the sum of the EBITDA of each Company Healthcare Facility (on a stand-alone basis) for the twelve months ended September 30, 2014.

“Company Facilities” shall mean the facilities owned, leased or operated by the Company or any of its Subsidiaries.

“Company Financial Statements” shall have the meaning set forth in Section 4.03(a) hereof.

“Company Healthcare Facility” means any residential treatment center, inpatient or outpatient drug treatment facility, pharmacy, laboratory, camp, school, or other facility that is leased or owned, and operated, by or for the benefit of the Company or any of its Subsidiaries.

“Company Healthcare Permits” shall have the meaning set forth in Section 4.20(c) hereof.

“Company Intellectual Property” shall mean all Owned Company Intellectual Property and Licensed Company Intellectual Property.

“Company Leases” shall have the meaning set forth in Section 4.15(c) hereof.

“Company Material Adverse Effect” shall mean an event, circumstance, effect or change that, individually or in the aggregate with other events, circumstances or changes, has a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that no event, circumstance or change to the extent resulting from, relating to or arising from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the identity of Parent and its Affiliates, (b) Parent’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or any of its Subsidiaries, (c) changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events in general, (d) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates in general, in each case, in the United States or elsewhere in the world, (e) changes in Laws, regulations or standards of care in the healthcare industry affecting the Company and its Subsidiaries and their respective clients and customers or GAAP or any underlying accounting principles or the interpretation of any of the foregoing, (f) natural disasters or acts of God, (g) any loss of a material employee or executive, (h) changes in the Company’s and its Subsidiaries’ industries in general or the markets they operate in general, or changes in the general business or economic conditions affecting such industries or markets, (i) any military conflict, outbreak or escalation of hostilities or war or act of foreign or domestic terrorism, (j) any action taken or omitted to be taken after the date hereof and on or prior to the Closing Date by (A) the Company or its Subsidiaries with the prior written consent of Parent or Copper or any of their respective Subsidiaries or (B) Parent, Copper or any of their respective Subsidiaries, other than compliance with the terms of this Agreement or the enforcement or exercise of or seeking to enforce or exercise any of their rights under this Agreement, including with respect to compliance by the Company and its Subsidiaries with the applicable terms of this Agreement, (k) any failure by the Company or any of its Subsidiaries to meet internal or published projections, forecasts or estimates of the Company or any of its Subsidiaries (provided, however, that any effect that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (k)), or (l) any action required to be taken by the Company or any of its Subsidiaries pursuant to this Agreement (other than any action required to be taken by the Company or any of its Subsidiaries to comply with Section 6.01) except, in the cases of clauses (c), (d), (e), (f), (h) and (i), to the extent (and solely to the extent) such changes or conditions disproportionately affect the Company or its Subsidiaries as compared to other Persons engaged in the same industries.

“Company Material Contracts” shall have the meaning set forth in Section 4.12 hereof.

“Company Option” shall mean an option to purchase Company Shares.

“Company Permits” shall have the meaning set forth in Section 4.09 hereof.

“Company Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, (ii) Liens for Taxes, assessments or other governmental charges which (a) are not due and payable or (b) which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and, to the extent required in accordance with GAAP to be reserved, are reserved for in the Company’s or a Company Subsidiary’s, as applicable, books and records, (iii) imperfections in title, charges, easements, rights of way, restrictions, conditions, defects, exceptions, encumbrances and other similar matters which affect title to property or assets but do not materially detract from the value or marketability of the property or asset to which they relate or materially impair the ability of the Company or its Subsidiaries to use or operate the property or asset to which they relate in substantially the same manner as it was used or operated prior to the Closing Date, (iv) any Lien of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement or in the property being licensed or leased by the Company or any of its Subsidiaries, in each case, arising under such license or lease agreement (other than as a result of the breach thereof) and which, in the case of this clause (iv), are granted in the ordinary course of business and that (x) are not incurred in connection with the incurrence of Indebtedness and (y) do not, individually or in the aggregate, interfere in any material respect with the business of the Company or any of its Subsidiaries or materially detract from the value or marketability of such license, lease or property, (v) Liens securing the obligations of the Company and its Subsidiaries under the Credit Agreements, (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements, (vii) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not materially violated by the current use or occupancy of such real property or the operation of the businesses of the Company and its Subsidiaries, (viii) matters that would be disclosed by an accurate survey or inspection of the real property that do not materially detract from the value or marketability of the real property to which they relate or materially impair the ability of the Company or its Subsidiaries to use or operate the real property to which they relate, (ix) de minimis Liens that arise by operation of law in the ordinary course of business, (x) Liens arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws, (xi) any encumbrance comparable to those set forth in (i) through (xi), in the jurisdiction in which the applicable real property is located and (xii) Liens described on Schedule 1.01(b).

“Company Plan” shall mean any Plan that is currently sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability.

“Company Provider Agreements” shall have the meaning set forth in Section 4.20(e) hereof.

“Company Reports” shall have the meaning set forth in Section 4.03(b) hereof.

“Company RSU” shall mean a restricted stock unit payable in Company Shares.

“Company Schedules” shall mean the Schedules delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

“Company Shares” shall mean the shares of Company Common Stock.

“Company Stock Plans” shall mean the Company’s 2007 Incentive Plan, 2006 Executive Incentive Plan and 2006 Management Incentive Plan.

“Company Subsidiary Shares” shall mean the shares of capital stock, limited liability company interests, partnership interests or other equity interests of the Company’s Subsidiaries.

“Company Takeover Proposal” means any offer or proposal by a third party (excluding Parent or any of its Subsidiaries) relating to any Company Acquisition Transaction.

“Company Transaction Expenses” shall mean, to the extent not accrued in the Latest Company Financial Statements or paid prior to September 30, 2014 and without duplication, (i) the Bankers’ Fees, (ii) the costs, fees, expenses and disbursements incurred, payable or paid at or prior to the Closing by or on behalf of the Company or any of its Subsidiaries in anticipation of or in connection with the transactions contemplated hereby or the previous discussions and negotiations between the parties and their respective representatives of certain transactions similar to the transactions contemplated hereby, including the fees, expenses and disbursements of legal counsel, accountants and other professional advisors (other than reasonable and documented fees and expenses of the Company’s accountants (Deloitte & Touche LLP) incurred after the date hereof for the review and audit of the Company’s consolidated financial statements as of September 30, 2014 and December 31, 2014) of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the previous discussions and negotiations between the parties and their respective representatives of certain transactions similar to the transactions contemplated hereby; (iii) (x) all costs, fees and expenses payable or paid to or on behalf of Bain Capital Partners, LLC or its Affiliates (including those under, or incurred by the Company or any of its Subsidiaries with respect to, the Management Agreement (other than the regular monitoring fee paid by the Company to Bain Capital Partners, LLC in accordance with Section 2(b) of the Management Agreement in an aggregate amount not to exceed $500,000 for each quarter that commences after September 30, 2014 and ends prior to the Closing) in connection with the transactions contemplated by this Agreement or the previous discussions and negotiations between the parties and their respective representatives of certain transactions similar to the transactions contemplated hereby and (y) all fees and expenses payable by the Company or any of its Subsidiaries in connection with the termination of the Management Agreement; (iv) any amount of the D&O Insurance Premium in excess of $357,104; (v) the Company’s or any of its Subsidiaries’ share of the filing fees owed by the Company or any of its Subsidiaries in connection with the filings contemplated under Section 6.05(a) of this Agreement (even if paid by Parent); (vi) the aggregate amount of the employer portion of all FICA Taxes or similar Taxes owed or payable by the Company or any of its Subsidiaries in connection with or as a result of the payments to be made with respect to all Vested In-the-Money Options and Company RSUs as contemplated by Section 2.04 or any payments of the type described in the following clause (vii), as determined at the Closing and (vii) any change in control or other amounts payable to or in respect of any former or current directors, officers, employees, independent contractors or consultants of the Company or any of its Subsidiaries as a result of or in connection with any of the transactions contemplated by this Agreement (but not as a result of severance arrangements in effect on the date hereof or “double trigger” provisions where the Merger is the first such trigger), which amounts shall include (x) any transaction bonuses paid or payable to any such directors, officers, employees, independent contractors or consultants, including those bonuses described on Schedule 4.11(f) and (y) any severance paid or payable as a result of the termination by the Company or any of its Subsidiaries of any employee of the Company or any of its Subsidiaries at or prior to the Closing or the taking of any action by the Company or any of its Subsidiaries at or prior to the Closing with respect to any employee of the Company or any of its Subsidiaries that would trigger the right of any such employee to terminate his or her employment for good reason or constitute constructive termination of any such employee, excluding, for purposes of each of clauses (i)-(vii) above, for the avoidance of doubt, the amounts payable in respect of Funded Indebtedness as set forth in the Debt Payoff Letters in respect of the Credit Agreements and amounts payable to the holders of Company Shares, Vested In-the-Money Options, Company RSUs or Company Warrants (whether in cash or Parent Common Stock) pursuant to Article II in respect of the Company Shares, Vested In-the-Money Options, Company RSUs or Company Warrants held by such holders immediately prior to the Effective Time.

“Company Warrants” shall mean warrants to purchase Company Shares.

“Compliant” shall mean, with respect to the Required Company Financing Information, that (i) such Required Company Financing Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Company Financing Information, in the light of the circumstances under which they were made, not misleading, (ii) such Required Company Financing Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act required for offerings by Parent of Parent’s debt securities on a registration statement on Form S-1 (which is understood not to include (x) consolidating and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X under the Securities Act) (y) any information and data required by Item 402 of Regulation S-K under the Securities Act and information regarding executive compensation and certain related party disclosure pursuant to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (z) any other information customarily excluded in offering memoranda issued in connection with Rule 144A private placements of debt securities), (iii) with respect to any interim financial statements, such interim financial statements have been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722, and (iv) the financial statements and other financial information included in such Required Company Financing Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement for Parent on Form S-1 using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period and (B) the Debt Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial statements and financial information included in the Required Company Financing Information and contained in any offering memoranda (drafts of which have been delivered by the Company’s auditors together with confirmation that such auditors are prepared to issue such comfort letter throughout the Marketing Period upon completion of customary procedures), including as to customary negative assurances and change period with respect to the period following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Company Financing Information, in order to consummate any offering of debt securities by Parent on the last day of the Marketing Period.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated October 29, 2014, between Parent and CRC Health Corporation.

“Consents” shall mean any consent, approval, waiver, authorization, permit, filing, registration or notification.

“Contract” shall mean any agreement, arrangement, contract, understanding, lease, license, mortgage or commitment.

“Copper” shall have the meaning set forth in the preamble hereto.

“Credit Agreements” shall mean (i) that certain First Lien Credit Agreement dated as of March 28, 2014, as further amended, restated, supplemented or otherwise modified from time to time, among CRC Health Corporation, as the Borrower, the Company, Citibank, N.A., as Administrative Agent, Collateral Agent and Swing Line Lender, Citibank, N.A. and Credit Suisse AG as L/C Issuers, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners, Credit Suisse Securities (USA) LLC as Syndication Agent and each Lender from time to time party thereto; (ii) that certain Second Lien Credit Agreement dated as of March 28, 2014, as further amended, restated, supplemented or otherwise modified from time to time, among CRC Health Corporation, as the Borrower, the Company, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Bookrunners, Citigroup Global Markets Inc. as Syndication Agent and each Lender from time to time party thereto; and (iii) that certain Term Loan Agreement, dated as of March 28, 2014, among the Company, as the Borrower, and the Lenders party thereto (as defined therein).

“D&O Expenses” shall have the meaning set forth in Section 6.08(b) hereof.

“D&O Indemnifiable Claim” shall have the meaning set forth in Section 6.08(b) hereof.

“D&O Indemnified Person” shall have the meaning set forth in Section 6.08(a) hereof.

“D&O Indemnifying Party” shall have the meaning set forth in Section 6.08(b) hereof.

“D&O Insurance” shall have the meaning set forth in Section 6.08(c) hereof.

“D&O Insurance Premium” shall mean the aggregate amount of the premium of the D&O Insurance.

“D&O Losses” shall have the meaning set forth in Section 6.08(b) hereof.

“Debt Financing” shall have the meaning set forth in Section 5.11(a) hereof.

“Debt Financing Commitment” shall have the meaning set forth in Section 5.11(a) hereof.

“Debt Financing Sources” shall mean any lender or any Affiliate thereof or any other Person that has committed to provide the Debt Financing.

“Debt Payoff Letters” shall have the meaning set forth in Section 6.11(a) hereof.

“Designated Jurisdiction” shall have the meaning set forth in Section 4.09 hereof.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DOJ” shall mean the U.S. Department of Justice.

“EBITDA” shall mean net earnings before interest, tax, depreciation and amortization.

“Effective Time” shall have the meaning set forth in Section 3.02 hereof.

“Eligible Holder” shall have the meaning set forth in Section 2.02(b) hereof.

“Environmental Laws” shall mean any Laws or Orders relating to pollution or protection of the environment, human health or safety or natural resources, including statutes and regulations relating to emissions, discharges, Releases, or threatened Releases of Hazardous Materials, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Hazardous Materials, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., each as may have been amended or supplemented or may be amended in the future, and any applicable environmental transfer statutes or Laws.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that together with a Person would be deemed a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414(b), (c) or (m) of the Code.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.

“Foreign Antitrust Laws” shall mean all laws issued by a non-U.S. Governmental Authority that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment.

“FTC” shall mean the U.S. Federal Trade Commission.

“Funding Condition” shall have the meaning set forth in Section 7.02(h) hereof.

“Funded Indebtedness” shall mean all Obligations of the Company and its Subsidiaries in respect of (i) Indebtedness (including under the Credit Agreements) for which a default or an event of default will occur, or the maturity of which will otherwise be accelerated, upon the consummation of the Merger or any of the other transactions contemplated by this Agreement and (ii) Indebtedness that is otherwise required to be, or is set forth on Schedule 1.01(d) and will be, repaid, discharged, defeased, redeemed or otherwise satisfied in connection with the Merger or the other transactions contemplated by this Agreement.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Government Program” shall mean any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States government (other than the health insurance program under Chapter 89 of Title 5 of the United States Code); or, any state health care program, as defined in 31 U.S.C. Section 1320a-7(h).

“Governmental Authority” shall mean any federal, state or local court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality, whether domestic or foreign.

“Hazardous Materials” shall mean any pollutant, contaminant, waste, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, and toxic, radioactive, infectious, disease-causing, medical or hazardous wastes, substances, materials or agents, including, without limitation, all substances regulated as hazardous substances, hazardous wastes, pollutants, or contaminants under any Environmental Law.

“Healthcare Laws” shall mean any and all applicable Laws and Orders relating to the regulation of the healthcare industry, including clinical laboratories, or to payment for items or services rendered, provided, dispensed or furnished by healthcare providers or suppliers including, without limitation, the following: (i) the federal Medicare and Medicaid statutes (42 U.S.C. Section 1395 et seq.), including, without limitation the Medicare Advantage program statutes (42 U.S.C. Section 1395w-21 et seq.) and the Medicare prescription drug benefit program (42 U.S.C. Section 1395w-101 et seq.), (ii) the federal physician referral Law (42 U.S.C. Section 1395nn), (iii) 42 U.S.C. Sections 1320a-7 and 1320 a-7a (Exclusion

Authority and Civil Monetary Penalties), (iv) the federal Anti-Kickback Statutes (42 U.S.C. Section 1320a-7b), (v) the federal False Claims Act (31 U.S.C. Section 3729-33), (vi) any federal or state prohibition on the defrauding or making of or causing the defrauding or making of any false claim, false statement or misrepresentation of material facts to any Third Party Payor or any Governmental Authority that administers a federal or state health care program (including Medicare, Medicaid and state Medicaid waiver Programs, and TRICARE), (vii) all state physician self-referral prohibitions, state anti-kickback Laws, illegal remuneration Laws, and provider conflict of interest Laws, and Laws mandating that services be furnished pursuant to an order from a healthcare practitioner authorized by state Law to order such services on behalf of patients, (viii) all federal and state Laws pertaining to patient confidentiality and privacy and the confidentiality, privacy or security of protected health information (i.e., individually identifiable health information), including the Health Insurance Portability and Accountability Act of 1996 as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (Pub. Law 111-005), and, to the extent applicable, the Identity Theft Red Flags Rule (16 C.F.R. Part 681) and Title V of the Gramm-Leach-Bliley Act (Pub. Law 106-102), and (ix) the Deficit Reduction Act of 2005, Public Law 109-171 (42 U.S.C. Section 1396a(a)(68)), and (xi) the Patient Protection and Affordable Care Act of 2010 (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and, with respect to each of the above, all applicable ordinances, rules, regulations, requirements, orders, administrative manuals and guidance issued thereunder.

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person at any date shall include, without duplication, (i) all Obligations of such Person for borrowed money (other than current trade payables (as determined in accordance with GAAP) incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices), (ii) all Obligations of such Person for the deferred purchase price of property or services (other than (x) current trade liabilities (as determined in accordance with GAAP) incurred in the ordinary course of business and payable in accordance with customary practices, and (y) payments treated as expenses (as determined in accordance with GAAP) in the ordinary course of business), (iii) any other Obligations of such Person that are evidenced by a note, bond, debenture or similar instrument, (iv) all Obligations of such Person in respect of acceptances and letters of credit issued or created for the account of such Person, (v) all Obligations of such Person as lessee that are required to be capitalized in accordance with GAAP, (vi) all Obligations arising under any interest rate, commodity, or other swap, cap, collar, futures contract, or other hedging arrangement, and (vii) all direct or indirect guarantees of any of the foregoing for the benefit of another Person. Notwithstanding the foregoing, Indebtedness does not include any intercompany obligations solely between or among the Company or any of its wholly owned Subsidiaries.

“Intellectual Property” shall mean the following intellectual property rights in any jurisdiction, whether registered or unregistered: (i) Trademarks; (ii) Patents; (iii) copyrights; (iv) Trade Secrets; and (v) domain names.

“Investor Questionnaire” shall mean an investor questionnaire in substantially the form attached hereto as Exhibit A.

“knowledge of the Company”, “Company’s knowledge” and similar expressions shall mean the actual knowledge of LeAnne M. Stewart, Jerome E. Rhodes, John Peloquin or Joseph Procopio.

“knowledge of Parent” and similar expressions shall mean the actual knowledge of Joey A. Jacobs, David M. Duckworth, Ronald M. Fincher or Brent Turner.

“Labor Laws” shall have the meaning set forth in Section 4.16(d) hereof.

“Latest Company Financial Statements” shall have the meaning set forth in Section 4.03(a) hereof.

“Latest Parent Financial Statements” shall have the meaning set forth in Section 5.03(a) hereof.

“Laws” shall mean any federal, state, local, tribunal, tribal, territorial or foreign law, statute, ordinance, rule or regulation.

“Leased Company Realty” shall have the meaning set forth in Section 4.15(c) hereof.

“Licensed Company Intellectual Property” shall mean the Intellectual Property used by the Company and each of its Subsidiaries pursuant to any Third-Party Intellectual Property License.

“Liens” shall mean any lien, security interest, mortgage, pledge, charge or similar matter affecting title, or other encumbrance.

“Litigation” shall mean claims, actions, arbitrations, suits or proceedings of any kind whatsoever, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Authority or arbitrator.

“Management Agreement” shall mean the Management Agreement, dated as of February 6, 2006, by and among CRCA Holdings, Inc., CRC Intermediate Holdings, Inc., CRCA Merger Corporation and Bain Capital Partners, LLC, as the same may be amended from time to time.

“Marketing Period” means the first period of twenty-five (25) consecutive days commencing on the first day on which (x) all conditions set forth in Section 7.01 and Section 7.02 have been satisfied (in each case, other than (1) conditions that can only be satisfied by their terms at Closing, each of which is then capable of being satisfied and (2) the Funding Condition) and (y) all Required Company Financing Information has been delivered to Parent, Copper or their Debt Financing Sources by the Company and is Compliant (it being understood that if the Company reasonably believes in good faith that it has furnished Parent, Copper or their Debt Financing Sources with the Required Company Financing Information and delivers to Parent a written notice to such effect, then the Marketing Period shall be deemed to have commenced on the date of the delivery of such notice (subject to the proviso at the end of this sentence) unless, as of the date of the delivery of such notice, Parent reasonably believes in good faith that the Required Company Financing Information has not been so furnished and, within two (2) Business Days of such receipt, delivers a written notice to the Company to that effect (stating with specificity which of the Required Company Financing Information the Company has not furnished)); provided that such twenty-five (25) consecutive day period (i) shall not include November 26, 2014 through December 1, 2014, (ii) shall end on or prior to December 19, 2014 or, if such period has not ended on or prior to December 19, 2014, then such period shall begin on or after January 5, 2015. Notwithstanding the foregoing, (i) the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such twenty-five (25) consecutive day period, (x) the Company shall have publicly announced any intention to restate any financial statements or financial information included in the Required Company Financing Information or that any such restatement is under consideration, in which case the Marketing Period may not commence in accordance with the immediately preceding sentence unless and until such restatement has been completed and the applicable Required Company Financing Information has been amended or the Company has concluded that no restatement shall be required or (y) the Company’s auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements included in the Required Company Financing Information (in which case the Marketing Period shall be deemed not to have commenced unless and until a new audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable period(s) by an independent public accounting firm), and (ii) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated.

“Merger” shall have the meaning set forth in Section 2.01 hereof

“NASDAQ” shall mean The NASDAQ Global Select Market.

“Negative Transaction Adjustments” shall mean, without duplication, (i) the aggregate amount of any variances (net of the aggregate amount of any such variances that are favorable to the Company’s financial position) in Cash, Net Working Capital and Outstanding Indebtedness as of September 30, 2014 that are, taken as a whole, adverse to the Company’s financial position as compared to the amounts reported on Schedule 4.03(d)(i), (ii) or (iii) (i.e., the aggregate amount by which (1) the sum of (a) the amount by which the amount of Cash as of September 30, 2014 is less than the amount of Cash reported on Schedule 4.03(d)(i), (b) the amount by which the amount of Net Working Capital as of September 30, 2014 is less than the amount of Net Working Capital reported on Schedule 4.03(d)(ii) and/or (c) the amount by which the amount of Outstanding Indebtedness as of September 30, 2014 is greater than the amount of Outstanding Indebtedness reported on Schedule 4.03(d)(iii) exceeds (2) the sum of (a) the amount by which the amount of Cash as of September 30, 2014 is greater than the amount of Cash reported on Schedule 4.03(d)(i), (b) the amount by which the amount of Net Working Capital as of September 30, 2014 is greater than the amount of Net Working Capital reported on Schedule 4.03(d)(ii) and/or (c) the amount by which the amount of Outstanding Indebtedness as of September 30, 2014 is less than the amount of Outstanding Indebtedness reported on Schedule 4.03(d)(iii)), (ii) if the Company or any of its Subsidiaries has taken or agreed to take since September 30, 2014 and prior to the date of this Agreement any actions that if taken or agreed to be taken following the execution and delivery of this Agreement would have been in violation of Section 6.01(b)(ii), (c), (f), (h) or (l), the amount associated with such actions (other than the actions set forth in Schedule 1.01(c)) and (iii) if the Company or any of its Subsidiaries has taken or agreed to take from the date of this Agreement and prior to the Closing any actions in violation of Section 6.01(b)(ii), (c), (f), (h) or (l), the amount associated with such actions (other than the actions set forth in Schedule 1.01(c)). For the avoidance of doubt, any Company Transaction Expenses taken into account in determining any deduction to Aggregate Share Consideration shall not be Negative Transaction Adjustments. Cash as of September 30, 2014, Net Working Capital as of September 30, 2014 and Outstanding Indebtedness as of September 30, 2014 shall each be measured based on facts known by the Company as of the date of this Agreement.

“Net Working Capital” shall have the meaning set forth on Schedule 1.01(e).

“New Plans” shall have the meaning set forth in Section 6.09(c) hereof.

“Non-Recourse Party” shall have the meaning set forth in Section 9.13 hereof.

“Obligations” shall mean, with respect to any Indebtedness, at any date, all obligations of a Person in respect of such Indebtedness, including any principal, accrued but unpaid interest, penalties, premiums, prepayment premiums, make-whole payments, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities payable as of such date under the documentation governing such Indebtedness.

“Option Surrender Agreement” shall mean an option surrender agreement in the form of Exhibit B attached hereto.

“Orders” shall have the meaning set forth in Section 4.07 hereof.

“Other Benefits” shall have the meaning set forth in Section 6.09(d) hereof.

“Outstanding Indebtedness” shall have the meaning set forth on Schedule 1.01(i).

“Owned Company Intellectual Property” shall have the meaning set forth in Section 4.18(a) hereof.

“Owned Company Realty” shall have the meaning set forth in Section 4.15(a) hereof.

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Parent Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of December 31, 2012 (as amended by that certain Consent and First Amendment dated as of March 11, 2013, as further amended by that certain Second Amendment dated as of June 28, 2013, as further amended by that certain Third Amendment dated as of

September 30, 2013, as further amended by that certain Fourth Amendment dated as of February 13, 2014, as further amended by that certain Fifth Amendment dated as of June 16, 2014 and as may be further amended, restated, supplemented or otherwise modified from time to time), by and among Parent, certain of Parent’s subsidiaries as guarantors, the financial institutions from time to time party thereto as lenders, and Bank of America, N.A., as administrative agent for the lenders.

“Parent Fee” shall have the meaning set forth in Section 8.03(b) hereof.

“Parent Financial Statements” shall have the meaning set forth in Section 5.03(a) hereof.

“Parent Healthcare Facility” means any residential treatment center, inpatient or outpatient drug treatment facility, pharmacy, laboratory, camp, school, or other facility that is leased or owned, and operated, by or for the benefit of Parent or any of its Subsidiaries.

“Parent Healthcare Permits” shall have the meaning set forth in Section 5.10(c) hereof.

“Parent Incentive Plan” shall mean the Acadia Healthcare Company, Inc. Incentive Compensation Plan.

“Parent Material Adverse Effect” shall mean an event, circumstance, effect or change that, individually or in the aggregate with other events, circumstances or changes, has a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) the ability of Parent or Copper to consummate the transactions contemplated by this Agreement; provided, however, that no event, circumstance or change to the extent resulting from, relating to or arising from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) the announcement of this Agreement or the identity of the Company and its Affiliates, (b) [reserved], (c) changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events in general, (d) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) changes in Laws, regulations or standards affecting Parent and its Subsidiaries and their respective clients and customers or GAAP or any underlying accounting principles or the interpretation of any of the foregoing, (f) natural disasters or acts of God, (g) any loss of a material employee or executive, (h) changes in Parent’s and its Subsidiaries’ industries in general or the markets they operate in, or changes in the general business or economic conditions affecting such industries or markets, (i) any military conflict, outbreak or escalation of hostilities or war or act of foreign or domestic terrorism, (j) any matter disclosed in the Schedules, (k) any action taken or omitted to be taken after the date hereof and on or prior to the Closing Date by (A) Parent or its Subsidiaries with the prior written consent of the Company or (B) the Company, other than the enforcement or exercise of or seeking to enforce or exercise any of the Company’s rights under this Agreement, including with respect to compliance by Parent and Copper with the applicable terms of this Agreement, (l) any failure by Parent or any of its Subsidiaries to meet internal or published projections, forecasts or estimates of Parent or any of its Subsidiaries (provided, however, that any effect that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (l)), (m) any action required to be taken by Parent or any of its Subsidiaries pursuant to this Agreement (other than any action required to be taken by Parent or its Subsidiaries to comply with Section 6.02) or (n) any change in the price or trading volume of Parent Common Stock on NASDAQ (provided, however, that any effect that caused or contributed to such change shall not be excluded under this clause (n)) except, in the cases of clauses (c), (d), (e), (f), (h) and (i), to the extent (and solely to the extent) such changes or conditions disproportionately affect Parent or any of its Subsidiaries as compared to other Persons engaged in the same industries.

“Parent Option” shall mean an option to purchase Parent Shares.

“Parent Permits” shall have the meaning set forth in Section 5.08 hereof.

“Parent Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, (ii) Liens for Taxes, assessments or other governmental charges which (a) are not due and payable or (b) which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and, to the extent required in accordance with GAAP to be reserved, are reserved for in Parent’s or a Parent Subsidiary’s, as applicable, books and records, (iii) imperfections in title, charges, easements, rights of way, restrictions, conditions, defects, exceptions, encumbrances and other similar matters which affect title to property or assets but do not materially detract from the value or marketability of the property or asset to which they relate or materially impair the ability of Parent or its Subsidiaries to use or operate the property or asset to which they relate in substantially the same manner as it was used or operated prior to the Closing Date, (iv) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement or in the property being licensed or leased, (v) Liens securing the obligations of Parent and its Subsidiaries under the Parent Credit Agreement, (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements, (vii) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not materially violated by the current use or occupancy of such real property or the operation of the businesses of Parent and its Subsidiaries, (viii) matters that would be disclosed by an accurate survey or inspection of the real property that do not materially detract from the value or marketability of the real property to which they relate or materially impair the ability of Parent or its Subsidiaries to use or operate the real property to which they relate, (ix) de minimis Liens that arise by operation of law in the ordinary course of business, (x) Liens arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws, (xi) any encumbrance comparable to those set forth in (i) through (x) in the jurisdiction in which the applicable real property is located and (xii) Liens described on Schedule 1.01(f).

“Parent Provider Agreements” shall have the meaning set forth in Section 5.10(e) hereof.

“Parent Reference Price” shall mean the volume-weighted average trading price of a share of Parent Common Stock during the five (5) complete trading days ending the fifth Business Day prior to the Closing.

“Parent Reports” shall have the meaning set forth in Section 5.03(b) hereof.

“Parent Shares” shall mean the shares of Parent Common Stock.

“Parent Subsidiary Shares” shall mean the shares of capital stock, limited liability company interests or partnership interests of Parent’s Subsidiaries that are owned, directly or indirectly, by Parent.

“Patents” shall mean issued patents, including design patents and utility patents, pending patent applications, and any and all reissues, divisions, continuations, continuations-in-part, continuing patent applications, reexaminations and extensions thereof, and any counterparts claiming priority therefrom.

“Parent Schedules” shall mean the Schedules delivered by Parent to the Company concurrently with the execution and delivery of this Agreement.

“Per Share Calculation Schedule” shall mean the methodology for calculating the Per A Share Merger Consideration and the Per L Share Merger Consideration as set forth on Schedule 1.01(g).

“Per A Share Merger Consideration” shall mean that portion of the Aggregate Share Consideration allocable to a share of Class A Common Stock in accordance with the Per Share Calculation Schedule.

“Per L Share Merger Consideration” shall mean that portion of the Aggregate Share Consideration allocable to a share of Class L Common Stock in accordance with the Per Share Calculation Schedule.

“Permits” shall mean approvals, authorizations, licenses, registrations and permits of Governmental Authorities.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust, Governmental Authority or other entity or organization.

“Plans” shall mean, collectively, each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (ii) each stock purchase, stock option or other equity-based, retention, change in control, employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical, life or other insurance, welfare, vacation, sick pay, reimbursement, cafeteria, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and (iii) each other material fringe or other employee benefit plan, program, agreement or arrangement.

“Proceeding” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

“Related Party” shall mean, with respect to any Person: (a) any Affiliate of such Person; (b) any Person that serves as a director, officer, partner, executor or trustee (or in similar capacity), or owns beneficially or of record five percent (5%) or more of the equity, of such Person or any Affiliate of any such record or beneficial owner; or (c) any Person with respect to which such Person serves as a general partner, managing member or trustee (or in a similar capacity).

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Materials into the environment.

“Required Company Financing Information” shall have the meaning set forth in Section 6.12(c) hereof.

“Restricted Debt Financing Commitment Amendments” shall have the meaning set forth in Section 6.12(a) hereof.

“RSU Surrender Agreement” shall mean a restricted stock unit surrender agreement in the form of Exhibit C attached hereto.

“Sanctions” shall have the meaning set forth in Section 4.09 hereof.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the applicable rules and regulations thereunder.

“Schedules” shall mean the Company Schedules and/or the Parent Schedules, as applicable.

“SEC” shall have the meaning set forth in Section 4.03(c) hereof.

“Section 262” shall have the meaning set forth in Section 2.03(d) hereof.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.

“Stockholder Consent” shall have the meaning set forth in Section 6.04(c) hereof.

“Subsidiary” or “Subsidiaries” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other Person pursuant to any agreement, arrangement, contract or other commitment) owns, directly or indirectly, more than 50% of the stock or other equity interests or is entitled to elect a majority of the members of the board of directors or other governing body or appoint the managing member or general partner of such corporation or other entity.

“Surviving Entity” shall have the meaning set forth in Section 2.01 hereof.

“Taxes” shall mean all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge in the nature of (or similar to) taxes whatsoever, including any interest, penalties or additions attributable thereto.

“Tax Firm” shall have the meaning set forth in Section 6.17(d) hereof.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Opinion” shall have the meaning set forth in Section 6.17(d) hereof.

“Tax Return” shall mean any return, report, information return or other similar document required to be filed with any Governmental Authority with respect to Taxes.

“Termination and Release Agreement” shall have the meaning set forth on Schedule 1.01(h).

“Termination Date” shall have the meaning set forth in Section 8.02(b) hereof.

“Third-Party Company Intellectual Property Licenses” shall mean agreements under which Intellectual Property owned in whole or in part by Persons other than the Company and its Subsidiaries is licensed for use by the Company or its Subsidiaries, other than agreements for Company Commercially Available Software.

“Third Party Payor” shall mean any commercial, private or Government Program payment programs in which any party may participate, including, without limitation, Medicare (including Medicare Advantage plans, and Medicare prescription drug plans, Medicaid, Blue Cross and/or Blue Shield, managed care plans, other private or public insurance programs, health maintenance organizations, preferred provider programs, self-insured programs and employee assistance programs.)

“Trademarks” shall mean trademarks, service marks, logos, brand names, certification marks, trade dress, trade names and other indications of origin and the goodwill associated with the foregoing.

“Trade Secrets” shall mean all trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common Law), and any of the following other confidential technical information if such information derives independent economic value from not being generally known to, and not being readily ascertainable through proper means by, the public: inventions, formulations, compositions, product design specifications, software source code, and know-how, whether or not protected by patent or copyright Law.

“Transfer Taxes” shall have the meaning set forth in Section 6.13 hereof.

“Vested In-the-Money Option” shall mean the portion of a Company Option that (i) is outstanding and in-the-money (determined taking into account both the Class L Common Stock and Class A Common Stock components of such portion) immediately prior to the Effective Time (assuming that the value of the Per A Share Merger Consideration and Per L Share Merger Consideration is calculated by reference to the Parent Reference Price) and (ii) has vested or, without regard to any earlier termination, could vest solely by reason of the passage of time and continued service.

“Voting Agreement” shall have the meaning set forth on Schedule 1.01(i).

“Waived 280G Benefits” shall have the meaning set forth on Section 6.09(d) hereof.

SECTION 1.02. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

SECTION 1.03. Other Definitional Provisions.

(a) The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The term “dollars” and character “$” shall mean United States dollars.

(d) The term “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them.

(e) The term “or” is not exclusive, unless the context otherwise requires.

(f) All references in this Agreement to any Section, Exhibit or Schedule will, unless otherwise specified, be deemed to be a reference to a Section, Exhibit or Schedule of or to this Agreement, in each case as such may be amended in accordance herewith, all of which are made a part of this Agreement.

(g) The terms “party”, “parties”, “parties hereto”, “parties to this Agreement” and similar terms, when used in this Agreement, shall refer to Parent, Copper and/or the Company, as applicable, unless the context expressly otherwise requires.

(h) The term “made available by the Company to Parent” or phrases of similar import means that such information, document or material was: (a) delivered to Parent, Copper or their respective representatives via electronic mail or in hard copy form during the period commencing on October 8, 2014 and ending on the day immediately preceding the date hereof or (b) made available for review by Parent, Copper and their respective representatives during the period commencing on October 8, 2014 and ending on the day immediately preceding the date hereof in the virtual data room maintained by the Company and to which Parent and its representatives were provided access.

SECTION 1.04. Interpretive Matters.

(a) The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Company or Parent may, at its option, include in its respective Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any reference to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in any other sections of the Schedules to which it is specifically cross-referenced, and also in such other sections of Article IV or Article V, as applicable, of the Schedules to which such matter’s application or relevance is reasonably apparent on the face of such disclosure. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(b) Any reference in this Agreement to gender shall include all genders and the neuter.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

SECTION 2.01. Merger. At the Effective Time, in accordance with this Agreement and the DGCL, Copper shall be merged with and into the Company (the “Merger”), the separate existence of Copper shall cease and the Company shall continue as the Surviving Entity (the “Surviving Entity”). The Merger shall have the effects set forth in Section 251 of the DGCL. The certificate of incorporation and bylaws of Copper as of the date hereof shall be the certificate of incorporation and bylaws of the Surviving Entity, until amended in accordance with applicable Law. Each of the directors and officers of Copper immediately prior to the Effective Time shall be a director and officer, as applicable, of the Surviving Entity, in each case until his or her successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Entity’s certificate of incorporation and by-laws.

SECTION 2.02. Conversion of Shares.

(a) All shares of Copper outstanding immediately prior to the Effective Time shall remain the issued and outstanding shares of the Surviving Entity after the Effective Time.

(b) At the Effective Time, each share of Class L Common Stock (other than (i) shares of Class L Common Stock owned by the Company or any of its Subsidiaries, which shall be treated as set forth in Section 2.02(d), and (ii) Appraisal Shares, if any, which shall be canceled) shall, by virtue of the Merger and without any action on the part of the holder thereof (any holder of shares of Class L Common Stock or Class A Common Stock (other than (i) the Company or any of its Subsidiaries and (ii) holders of Appraisal Shares) immediately prior to the Effective Time, an “Eligible Holder”), be converted into and thereafter evidence the right to receive, without interest:

(i) if the Eligible Holder (including an Eligible Holder receiving shares of Class L Common Stock as a result of the exercise of any Company Option or Company Warrant prior to the Effective Time) is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act (an “Accredited Investor”), the Per L Share Merger Consideration, less any applicable Tax withholding; and

(ii) if the Eligible Holder (including an Eligible Holder receiving shares of Class L Common Stock as a result of the exercise of any Company Option or Company Warrant prior to the Effective Time) is not an Accredited Investor, an amount in cash equal to the value of the Per L Share Merger Consideration, based upon the Parent Reference Price, less any applicable Tax withholding.

Each share of Class L Common Stock issued and outstanding immediately prior to the Effective Time, when converted or cancelled in accordance with this Section 2.02(b), shall no longer be outstanding, shall automatically be retired and shall cease to exist. After the Effective Time, each Eligible Holder who holds certificates formerly representing shares of Class L Common Stock shall have no rights with respect to the Surviving Entity, except the right to receive, without interest, the Per L Share Merger Consideration or cash equal to the value of the Per L Share Merger Consideration (based upon the Parent Reference Price) in accordance with Section 2.02(b)(i) or Section 2.02(b)(ii), as applicable, in respect of each such share of Class L Common Stock, less any applicable Tax withholding, upon surrender of the certificate(s) evidencing such shares of Class L Common Stock in accordance with Section 2.03 and delivery of a duly executed and completed letter of transmittal in customary form and reasonably acceptable to Parent (the “Letter of Transmittal”).

(c) At the Effective Time, each share of Class A Common Stock (other than (i) shares of Class A Common Stock owned by the Company or any of its Subsidiaries, which shall be treated as set forth in Section 2.02(d), and (ii) Appraisal Shares, if any, which shall be canceled) shall, by virtue of the Merger, and without any action on the part of the Eligible Holder thereof be converted into and thereafter evidence the right to receive, without interest:

(i) if the Eligible Holder (including an Eligible Holder receiving shares of Class A Common Stock as a result of the exercise of any Company Option or Company Warrant prior to the Effective Time) is an Accredited Investor, the Per A Share Merger Consideration, less any applicable Tax withholding; and

(ii) if the Eligible Holder (including an Eligible Holder receiving shares of Class A Common Stock as a result of the exercise of any Company Option or Company Warrant prior to the Effective Time) is not an Accredited Investor, an amount in cash equal to the value of the Per A Share Merger Consideration, based upon the Parent Reference Price, less any applicable Tax withholding.

Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time, when converted or cancelled in accordance with this Section 2.02(c), shall no longer be outstanding, shall automatically be retired and shall cease to exist. After the Effective Time, each Eligible Holder who holds certificates formerly representing shares of Class A Common Stock shall have no rights with respect to the Surviving Entity, except the right to receive, without interest, the Per A Share Merger Consideration or cash equal to the value of the Per A Share Merger Consideration (based upon the Parent Reference Price) in accordance with Section 2.02(c)(i) or Section 2.02(c)(ii), as applicable, in respect of each such share of Class A Common Stock, less any applicable Tax withholding, upon surrender of the certificate(s) evidencing such shares of Class A Common Stock in accordance with Section 2.03 and delivery of a duly executed and completed Letter of Transmittal.

(d) At the Effective Time, each Company Share that is owned by the Company or any of its Subsidiaries shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

SECTION 2.03. Payment of Merger Consideration.

(a) At the Effective Time, the Surviving Entity shall deliver (i) to each Eligible Holder who has, as of the Effective Time, delivered a duly executed and completed Letter of Transmittal and has surrendered the applicable certificate(s) representing its shares of Class L Common Stock (A) if the Eligible Holder is an Accredited Investor, the Per L Share Merger Consideration or (B) if the Eligible Holder is not an Accredited Investor, cash equal to the value of the Per L Share Merger Consideration, as provided in Section 2.02(b), in respect of each share of Class L Common Stock represented by such certificate(s), in each case less any applicable Tax withholdings, and (ii) to each Eligible Holder who has, as of the Effective Time, delivered a duly executed and completed Letter of Transmittal and has surrendered the applicable certificate(s) representing its shares of Class A Common Stock (A) if the Eligible Holder is an Accredited Investor, the Per A Share Merger Consideration or (B) if the Eligible Holder is not an Accredited Investor, cash equal to the value of the Per A Share Merger Consideration, as provided in Section 2.02(c), in respect of each share of Class A Common Stock represented by such certificate(s), in each case less any applicable Tax withholdings. Any such cash to be paid to an Eligible Holder shall be made by wire transfer of immediately available funds (or, at the request of an Eligible Holder, by check).

(b) The Surviving Entity shall deliver to each Eligible Holder who has not, as of the Effective Time, delivered a duly executed and completed Letter of Transmittal or surrendered the applicable certificate(s) representing its shares of Class L Common Stock or Class A Common Stock, (i) the Per L Share Merger Consideration or, if the Eligible Holder is not an Accredited Investor, cash equal to the value of the Per L Share Merger Consideration, as provided in Section 2.02(b), in respect of each share of Class L Common Stock represented by such certificate(s) and (ii) the Per A Share Merger Consideration or, if the Eligible Holder is not an Accredited Investor, cash equal to the value of the Per A Share Merger Consideration, as provided in Section 2.02(c), in respect of each share of Class A Common Stock, in the case of each of clauses (i) and (ii), promptly following surrender of such certificate(s) (or a lost certificate affidavit and, if applicable, bond) and upon delivery of a duly executed and completed Letter of Transmittal, without interest and less any applicable Tax withholdings. Any such cash to be paid to an Eligible Holder shall be made by wire transfer of immediately available funds (or, at the request of an Eligible Holder, by check).

(c) In the event of a transfer of ownership of any shares of Class L Common Stock or Class A Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such shares to such a transferee if the certificate representing such shares is presented to the Company, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. For the avoidance of doubt, any such transferee that satisfies these requirements may be an Eligible Holder.

(d) Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Per L Share Merger Consideration or the Per A Share Merger Consideration as provided in Section 2.02(b) or Section 2.02(c), as applicable, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall (i) have become, in the case of shares of Class L Common Stock, the right to receive the Per L Share Merger Consideration (or the applicable cash payment if such holder is not an Accredited Investor) as provided in Section 2.02(b), without interest and less any applicable Tax withholding, and (ii) have become, in the case of shares of Class A Common Stock, the right to receive the Per A Share Merger Consideration (or the applicable cash payment if such holder is not an Accredited Investor) as provided in Section 2.02(c), without interest and less any applicable Tax withholding. The Company shall serve prompt notice to Parent of any demands for appraisal of any Company

Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Shares pursuant to Section 2.02. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Shares exchanged by such holder) shall receive the aggregate number of shares due to such holder pursuant to the terms of this Agreement, rounded down to the nearest whole number; provided, that, notwithstanding the foregoing, each Eligible Holder (if any) that is an Accredited Investor and holds shares of Class A Common Stock who would have otherwise been entitled to receive less than one share of Parent Common Stock in respect of such Eligible Holder’s shares of Class A Common Stock (after taking into account all shares of Class A Common Stock exchanged by such holder) shall receive one share of Parent Common Stock in the aggregate in respect of such Eligible Holder’s shares of Class A Common Stock; provided further that (i) any such issuance of Parent Common Stock pursuant to the preceding proviso shall not increase the Aggregate Share Consideration and (ii) notwithstanding anything in this Agreement to the contrary, in no event shall the number of shares of Parent Common Stock issuable by Parent pursuant to this Agreement exceed the 6,262,046 shares of Parent Common Stock set forth in the definition of Aggregate Share Consideration, as the amount of such shares shall be adjusted in accordance with clauses (b)-(f) of the definition of Aggregate Share Consideration.

(f) The shares of Parent Common Stock to be issued in the Merger shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and each certificate representing any such shares shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities Laws or otherwise, if any):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

SECTION 2.04. Options and RSUs.

(a) No Company Option shall be assumed, substituted, or otherwise replaced by Parent in connection with the Merger. Prior to the Effective Time and conditioned upon the consummation of the Merger, the Company shall take all actions as are necessary under the Company Stock Plans and related awards to provide that each Vested In-the-Money Option that is outstanding as of immediately prior to the Effective Time shall be canceled and exchanged, at the Effective Time, subject to receipt by the Company of a duly executed and completed Option Surrender Agreement from each holder of such Vested In-the-Money Option and subject to applicable Tax withholding, for a cash payment equal to (I) the sum of an amount equal to (A) the product of the number of shares of Class L Common Stock underlying such Vested In-the-Money Option as of immediately prior to the Effective Time, multiplied by the value of the Per L Share Merger Consideration, based upon the Parent Reference Price, plus (B) the product of the number of shares of Class A Common Stock underlying such Vested In-the-Money Option as of immediately prior to the Effective Time, multiplied by the value of the Per A Share Merger Consideration, based upon the Parent Reference Price, minus (II) the aggregate exercise price payable for all shares of Class L Common Stock and Class A Common Stock underlying such Vested In-the-Money Option. Prior to the Effective Time and conditioned upon the consummation of the Merger, the Company shall take all actions as are necessary under the Company Stock Plans and related awards to provide that all Company Options other than Vested In-the-Money Options shall terminate and be canceled at the Effective Time for no consideration and without any obligation of Parent, the Company or the Surviving Entity to make any payment in respect thereof. For purposes of this paragraph, the Surviving Entity shall deliver to each Vested In-the-Money Option holder who has not, as of the Effective Time, delivered a duly executed and completed Option Surrender Agreement, the consideration described in this Section 2.04(a) in respect of each Vested In-the-Money Option(s) promptly following delivery of a duly executed and completed Option Surrender Agreement.

(b) No Company RSU shall be assumed, substituted, or otherwise replaced by Parent in connection with the Merger. Prior to the Effective Time and conditioned upon the consummation of the Merger, the Company shall take all actions as are necessary under the Company Stock Plans and related awards to provide that each award of Company RSUs, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be canceled and exchanged, at the Effective Time, subject to receipt by the Company of a duly executed and completed RSU Surrender Agreement from the holder of such Company RSU award and subject to applicable Tax withholding, for a cash payment equal to the sum of (I) the product of (A) the number of shares of Class L Common Stock that are underlying such award of Company RSUs, multiplied by (B) the value of the Per L Share Merger Consideration, based upon the Parent Reference Price; plus (II) the product of (A) the number of shares of Class A Common Stock that are underlying such award of Company RSUs, multiplied by (B) the value of the Per A Share Merger Consideration, based upon the Parent Reference Price. For purposes of this paragraph, the Surviving Entity shall deliver to each Company RSU holder who has not, as of the Effective Time, delivered a duly executed and completed RSU Surrender Agreement, the consideration described in this Section 2.04(b) in respect of each Company RSU promptly following delivery of a duly executed and completed RSU Surrender Agreement.

(c) All payments under this Agreement to each Vested In-the-Money Option holder and each Company RSU holder shall be made through the Surviving Entity’s (or the applicable Subsidiary’s) payroll reasonably promptly following the Effective Time and timely delivery of a duly executed and completed Option Surrender Agreement or RSU Surrender Agreement (as applicable), in each case consistent with existing payroll procedures.

SECTION 2.05. Certain Actions in Connection with the Merger.

(a) Mailing to Stockholders and Optionholders. No later than fifteen (15) Business Days prior to the Closing Date, the Company shall mail (i) to each holder of shares of Class L Common Stock or Class A Common Stock (A) a Letter of Transmittal, which shall specify that delivery shall be effected, and risk of loss of the certificates representing Class L Common Stock or Class A Common Stock shall pass, only upon delivery of the certificates to the Company, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify, including without limitation, an obligation of each such holder to provide reasonable cooperation in connection with any Tax information, documents or support reasonably required from such holder with respect to the Merger, and (B) instructions for effecting the surrender of such certificates for payment, (ii) to each holder of a Vested In-the-Money Option an Option Surrender Agreement and (iii) to each holder of Company RSUs an RSU Surrender Agreement.

(b) Letters of Transmittal. The Letter of Transmittal shall specify that, in the event of a termination of this Agreement prior to the Closing pursuant to Article VIII, the Company shall return such certificates to the holder of record.

(c) Share Transfer Books. At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of any shares of capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates of the Company are presented to the Surviving Entity, they shall be retired and exchanged as provided in Section 2.02(b) and 2.03, in the case of shares of Class L Common Stock or retired and exchanged as provided Section 2.02(c) and 2.03, in the case of shares of Class A Common Stock.

(d) Withholding Rights. Parent, the Company and the Surviving Entity, as applicable, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Company Warrants, Company RSUs or Company Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law, all such withheld amounts to be timely remitted to the applicable taxing authority. To the extent that amounts are so withheld and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Share, Company Warrant, Company RSU or Company Option in respect of which such deduction and withholding was made by Parent, the Company or the Surviving Entity.

(e) Adjustments. Notwithstanding anything to the contrary in this Agreement, if, after the date hereof, and prior to the Effective Time, the Parent Common Stock shall have been changed into a different number of shares or a different class (or converted into cash or other security) by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, with a record date during such period, if applicable, then the Per A Share Merger Consideration, Per L Share Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide to the holders of Class L Common Stock and the holders of

Class A Common Stock (and the holders of Company Options, Company RSUs and Company Warrants) the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Per A Share Merger Consideration, Per L Share Merger Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this Section 2.05(e).

(f) Unclaimed Merger Consideration. Following the Closing Date, any holder of shares of Class L Common Stock entitled to receive Per L Share Merger Consideration (or, if such holder is not an Accredited Investor, the cash amount payable pursuant to Section 2.02(b)) or of shares of Class A Common Stock entitled to receive the Per A Share Merger Consideration (or, if such holder is not an Accredited Investor, the cash amount payable pursuant to Section 2.02(b)) who has not theretofore received payment of such consideration in accordance with Section 2.03 shall thereafter look only to the Surviving Entity (subject to abandoned property, escheat or other similar Laws) for payment of any Per L Share Merger Consideration (or, if such holder is not an Accredited Investor, the cash amount payable pursuant to Section 2.02(b)) or Per A Share Merger Consideration (or, if such holder is not an Accredited Investor, the cash amount payable pursuant to Section 2.02(b)) that may be payable upon surrender of any certificates representing shares of Class L Common Stock or Class A Common Stock held by such holder, as determined pursuant to this Agreement, as a general creditor and without any interest thereon.

(g) No Liability. None of the Company, the Surviving Entity, Parent, any Affiliate of any of the foregoing, or any other Person shall be liable for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) Lost Certificates. If any certificate representing shares of Class L Common Stock or Class A Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Company or the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Company or the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such certificate, the Surviving Entity shall, upon receipt of a duly executed and delivered Letter of Transmittal, issue in exchange for such lost, stolen or destroyed certificate the Per A Share Merger Consideration (or, if such holder is not an Accredited Investor, the cash amount payable pursuant to Section 2.02(b)) or Per L Share Merger Consideration (or, if such holder is not an Accredited Investor, the cash amount payable pursuant to Section 2.02(b)) payable pursuant to this Agreement in respect of each share of Class A Common Stock or Class L Common Stock represented thereby.

ARTICLE III

CLOSING

SECTION 3.01. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199-3600 at 10:00 a.m. (local time) on the date that is the later of (a) the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and (b) the earlier of (i) any Business Day before the commencement of the Marketing Period or during the Marketing Period as specified by Parent on no fewer than two (2) Business Days’ prior written notice to the Company and (ii) the third (3rd) Business Day after the date on which the Marketing Period shall have expired (subject, in the case of each of clauses (b)(i) and (b)(ii), to the satisfaction or waiver of the conditions set forth in Article VII as of the time of the Closing as determined pursuant to such clauses), or on such other date or at such other time or place as the parties hereto may mutually agree in writing. The date on which the Closing occurs is called the “Closing Date”.

SECTION 3.02. Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable at or after the Closing, the parties hereto shall deliver to the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) and shall make all other filings or recordings as may be required under the DGCL and any other applicable Law in order to effect the Merger. The Merger shall become effective at the time of filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as the parties hereto may agree and as is provided in the Certificate of Merger. The date and time at which the Merger shall so become effective is herein referred to as the “Effective Time”.

SECTION 3.03. Actions to be Taken at the Closing.

(a) Company Debt Payoff. Immediately after the Effective Time, Parent shall (on behalf of the Surviving Entity) pay, or, to the extent the Surviving Entity has sufficient immediately available funds at such time, instruct the Surviving Entity to pay the amounts set forth in each Debt Payoff Letter, by wire transfer of immediately available funds to the account or accounts designated in such Debt Payoff Letter.

(b) Payment of Company Transaction Expenses. Immediately after the Effective Time, Parent shall (on behalf of the Surviving Entity) pay, or, to the extent the Surviving Entity has sufficient immediately available funds at such time, instruct the Surviving Entity to pay, all Company Transaction Expenses, including the Bankers’ Fees and all other Company Transaction Expenses set forth on a statement to be delivered by the Company to Parent no later than five (5) Business Days prior to the Closing, that are unpaid as of the Effective Time by wire transfer of immediately available funds as directed by the Company. Such fees and expenses shall, for the avoidance of doubt, include all fees and expenses payable by the Company under the Management Agreement in connection with the transactions contemplated hereby and all fees and expenses payable by the Company in connection with termination of the Management Agreement, in each case, to the extent such fees and expenses constitute Company Transaction Expenses; provided, however, that the Company acknowledges and agrees that the aggregate amount of Company Transaction Expenses payable by Parent or the Surviving Entity, as applicable, shall not exceed $15,000,000.

(c) Payment of Option and RSU Consideration. Reasonably promptly after the Effective Time, the Surviving Entity shall satisfy its obligations to make payments in respect of the Vested In-the-Money Options and Company RSUs under Section 2.04 by making payments as described in Section 2.04.

(d) Payment of Merger Consideration. Immediately after the Effective Time, the Surviving Entity shall satisfy its obligations under Section 2.03 to the extent Section 2.03 requires such obligations to be satisfied at such time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Copper that, except as disclosed in the Schedules or in the Company Reports (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than factual disclosures), any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statements):

SECTION 4.01. Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted.

(b) Schedule 4.01(b) sets forth the name and jurisdiction of organization of each Subsidiary of the Company and for each such Subsidiary, the ownership of all outstanding capital stock, partnership interests and other ownership or equity interests. Except as set forth on Schedule 4.01(b), neither the Company nor any of its Subsidiaries directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company, entity or other Person. The Company is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to result in a Company Material Adverse Effect. Each Subsidiary of the Company (i) is a duly organized and validly existing corporation, partnership or limited liability company in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted and (iii) is duly qualified or licensed and in good standing to do business as a foreign corporation, partnership or limited liability company in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so organized, validly existing, in good standing, qualified or licensed would not reasonably be expected to result in a Company Material Adverse Effect.

(c) The Company has made available to Parent true and complete copies of the certificate of incorporation, by-laws or comparable organizational documents of the Company and each of its Subsidiaries as in effect as of the date hereof.

SECTION 4.02. Authority/Binding Effect. The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action on the part of the Company or any of its Subsidiaries or any of its stockholders is required to authorize the execution, delivery and performance hereof by the Company, and the consummation of the transactions contemplated hereby, except for the filing the Certificate of Merger pursuant to the DGCL. The Company’s Board of Directors, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to Company’s stockholders for adoption, and (iv) resolved to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

SECTION 4.03. Financial Statements and SEC Reports.

(a) Attached hereto as Schedule 4.03(a) are copies of (a) the unaudited consolidated balance sheet, as of September 30, 2014, of the Company and its Subsidiaries, and the unaudited consolidated statements of earnings and cash flows of the Company and its Subsidiaries for the nine-month period then ended (such statements, the “Latest Company Financial Statements”), and (b) the audited consolidated balance sheets, as of December 31, 2013, December 31, 2012 and December 31, 2011 of the Company and its Subsidiaries and the audited consolidated statements of earnings, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 (such statements, the “Annual Company Financial Statements,” and together with the Latest Company Financial Statements, the “Company Financial Statements”). The Company Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations and changes in cash flows of the Company and its Subsidiaries, at and for the periods presented, subject, in the case of the Latest Company Financial Statements, to normal year-end adjustments and the absence of footnote disclosures. Except as set for on Schedule 4.03(a), each of the Company Financial Statements (including all related notes) has been prepared in accordance with GAAP and Regulation S-X under the Securities Act, except as otherwise noted therein, and subject, in the case of the Latest Company Financial Statements, to normal year-end adjustments and the absence of footnote disclosures. The Latest Company Financial Statements have been prepared from the books and records of the Company and its Subsidiaries, in all material respects, on a basis consistent with the Annual Company Financial Statements, subject to normal year-end adjustments and the absence of footnote disclosures. Except as set for on Schedule 4.03(a), the system of internal controls over financial reporting of the Company and its Subsidiaries is sufficient in all material respects to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.

(b) Except as set forth on Schedule 4.03(b), CRC Health Corporation has timely filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC under applicable Law, including the Exchange Act, since December 31, 2010 (such forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) filed since December 31, 2010 and prior to the date hereof, the “Company Reports”). As of their respective dates, each of the Company Reports complied as to form in all material respects with the applicable requirements of applicable Law, including the Exchange Act, the Securities Act, and the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof there are no outstanding or unresolved comments received from the SEC staff with respect to the Company Reports. As of the date hereof, to the knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review or investigation. None of the Subsidiaries of the Company is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(c) The information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Merger Shelf Registration Statement (as defined in the Registration Rights Agreement) shall not at the time the Merger Shelf Registration Statement becomes effective (or, with respect to any post-effective amendment or prospectus supplement, at the time such post-effective amendment becomes effective or prospectus supplement is filed with the U.S. Securities and Exchange Commission (the “SEC”)) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.03(c) will not apply to statements or omissions included or incorporated by reference in the Merger Shelf Registration Statement based upon information furnished by or on behalf of Parent, Copper or any of their respective representatives.

(d) (i) Cash as of September 30, 2014 is as set forth on Schedule 4.03(d)(i), (ii) Net Working Capital as of September 30, 2014, is as set forth on Schedule 4.03(d)(ii) and (iii) Outstanding Indebtedness as of September 30, 2014, is as set forth on Schedule 4.03(d)(iii), determined based on the facts known by the Company as of the date of this Agreement.

SECTION 4.04. Absence of Certain Changes or Events. Except as set forth on Schedule 4.04 and, solely in the case of clauses (a) and (c) of this Section 4.04, for the transactions contemplated hereby, (a) since December 31, 2013 until the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice, (b) since December 31, 2013, no Company Material Adverse Effect has occurred nor have there been any events, circumstances, effects or changes that could reasonably be expected to constitute a Company Material Adverse Effect, and (c) during the period from December 31, 2013 until the date hereof, none of the Company or any of its Subsidiaries has taken any action which, if taken after the execution and delivery of this Agreement, would have required the prior consent of Parent pursuant to Section 6.01, or has entered into any agreement, commitment or transaction with respect to any of the foregoing.

SECTION 4.05. Ownership of Stock/Capitalization.

(a) The total number of shares of capital stock of all classes which the Company has the authority to issue is 50,000,000 shares of Class A Common Stock and 5,555,555 shares of Class L Common Stock. Of such authorized shares, as of the date hereof, a total of 33,101,331 shares of Class A Common Stock and 3,677,925 shares of Class L Common Stock are issued and outstanding. All of the Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance in all material respects with applicable Laws and have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal or similar right. As of the date hereof, Company Options to purchase 4,302,753.16 shares of Class A Common Stock and 478,083.687 shares of Class L Common Stock are outstanding and all such Company Options were issued under the Company Stock Plans. As of the date hereof, Company RSUs with respect to 253,962 shares of Class A Common Stock and 28,218 shares of Class L Common Stock are outstanding and all such Company RSUs were issued under the Company Stock Plans. As of the date hereof, Company Warrants to purchase 1,122,343.444 shares of Class A Common Stock and 124,704.827 shares of Class L Common Stock are outstanding. The Company has provided to Parent a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date hereof, holds any Company Option or Company RSU, (i) with respect to each Company Option, together with the number of Company Shares subject to each such Company Option, the exercise price per share and the grant date of each such Company Option and the expiration date of each such Company Option and (ii) with respect to each award of Company RSUs, together with the number of Company RSUs subject to such award and the grant date of such award. The Company has provided to Parent a true and complete list of each Person who, as of the date hereof, holds any Company Warrant, together with the number of Company Shares subject to each such Company Warrant, the exercise price per share, the grant date and vesting schedule of each such Company Warrant and the expiration date of each such Company Warrant. Each of the Company Options, Company RSUs and Company Warrants has been issued in compliance in all material respects with applicable Laws. Except as set forth on Schedule 4.05(a), there are no stockholder’s agreements, voting trusts or other Contracts or agreements to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound relating to issuance, ownership voting, registration, redemption, acquisition, transfer or disposal of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. True and complete copies of the Contracts set forth on Schedule 4.05(a) and the Contracts relating to the Company Warrants have been made available by the Company to Parent. Each of the stockholders of the Company and each holder of Company RSUs as of the date hereof is, and any holder of Company Options or Company Warrants that exercises such Company Option(s) or Company Warrant(s) prior to the Closing is required to join as, a party to and be bound by that certain Amended and Restated Stockholders Agreement dated as of February 6, 2006, as amended and restated on August 13, 2008. Except as set forth on Schedule 4.05(a), no dividends or distributions on the Company Shares have been declared or have accrued since December 31, 2013. Except for the Company Shares, the Company Options, the Company RSUs and the Company Warrants, there are no outstanding shares of capital stock or rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require the Company to issue or sell any shares of capital stock or similar equity interests (or securities convertible into or exchangeable for shares of its capital stock or similar equity interests) or otherwise provide any payments or benefits similar to equity (including any equity appreciation, phantom stock or other similar rights). Except as set forth on Schedule 4.05(a), as of the date of this Agreement, all of the holders of the Company Shares are, to the knowledge of the Company, Accredited Investors.

(b) Each issued and outstanding share of capital stock, limited liability company interest, partnership interest or other equity interest of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable Laws and has not been issued in violation of, and is not subject to, any preemptive or subscription rights or rights of first refusal or similar right.

(c) The Company or one of its Subsidiaries has good and valid title to all of the Company Subsidiary Shares, free and clear of all Liens other than Company Permitted Liens.

(d) (i) Except for the Company Options issued pursuant to the Company Stock Plans and the Company Warrants set forth on the list provided to Parent, each as described in subsection (a) above, there are no Company Options or Company Warrants outstanding as of the date hereof; (ii) except as set forth on Schedule 4.05(d)(ii), there is no obligation, contingent or otherwise, of the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Company or any of its Subsidiaries, or (B) other than in connection with Credit Agreements or pursuant to inter-company arrangements among or between the Company and one or more of its Subsidiaries or among or between one or more Subsidiaries of the Company, provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, the Company or any of its Subsidiaries or any other Person; (iii) except as set forth on Schedule 4.05(d)(iii), other than in connection with any of the Company Plans, neither the Company nor any of its Subsidiaries, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity or Person; and (iv) except as set forth on Schedule 4.01(b), there are no outstanding shares of capital stock or rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require any Subsidiary of the Company to issue or sell any shares of its capital stock or similar equity interests (or securities convertible into or exchangeable for shares of its capital stock or similar equity interests) or otherwise provide any payments or benefits similar to equity (including any equity appreciation, phantom stock or other similar rights).

(e) Schedule 4.05(e) sets forth, as of the date hereof, the name of each holder of record of Company Shares and the number of Company Shares held of record thereby.

SECTION 4.06. Consents and Approvals/No Violation.

(a) Assuming the truth and accuracy of the representations and warranties set forth in Section 5.06(a), the execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not, require the Company or any of its Subsidiaries to obtain any material consent from any Governmental Authority, except (i) for compliance with the applicable requirements, if any, of the HSR Act (and any similar Law enforced by any Governmental Authority regarding preacquisition notifications for the purpose of competition reviews), (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business with respect to such qualifications to do business, (iii) for Consents that may be required solely by reason of Parent’s or Copper’s (as opposed to any other third party’s) participation in the transactions contemplated hereby (which Consents shall be solely the responsibility of Parent and Copper), and (iv) as set forth in Schedule 4.06(a).

(b) Assuming receipt of all approvals, authorizations, consents or waiting period expirations or termination related to the required Consents described in Section 4.06(a), the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, except as set forth on Schedule 4.06(b), (i) conflict with or violate the certificate of incorporation or by-laws or other comparable organizational documents, in each case as currently in effect, of the Company or any of its Subsidiaries, (ii) conflict with, violate or result in a loss of rights or trigger new obligations under, in each case in any material respect, any Orders applicable to the Company or any of its Subsidiaries or by or to which any of their respective properties or assets is bound or subject, (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would constitute a default) or accelerate the performance required under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of rights under, any Contract or Permit to which the Company or any of its Subsidiaries is a party or by or to which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or subject or (iv) result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except (x) as set forth on Schedule 4.06(b) and (y) in the case of clause (iii) above, for such conflicts, violations, breaches, defaults or rights that would not reasonably be expected to result in a Company Material Adverse Effect.

SECTION 4.07. Absence of Litigation. Schedule 4.07(a) sets forth (A) all of the material Litigation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or affecting any of their properties or assets and (B) any Litigation that has been settled since January 1, 2013 until the date hereof and which (i) settled for more than $250,000 or (ii) imposed any material restrictions on the operations of the Company or any of its Subsidiaries. Other than as set forth on Schedule 4.07(b), neither the Company nor any of its Subsidiaries is (or has been since January 1, 2013) a party to or subject to nor or are any of their respective assets subject to, or in default under, any judgment, ruling, order, injunction or decree of any Governmental Authority (“Orders”) that is material.

SECTION 4.08. Related Party Agreements. Except for the Management Agreement and as otherwise set forth on Schedule 4.08, no Related Party of the Company or any Subsidiary is a party to any agreement, arrangement, contract or other commitment to which the Company or any of its Subsidiaries is a party or by or to which any of their respective properties or assets is bound or subject, other than any of the foregoing (a) entered into in the ordinary course of business, on commercially reasonable terms established on an arm’s-length basis, and relating to employment (including, without limitation, all outstanding employment arrangements between the Company or any of its Subsidiaries, on the one hand, and a Related Party, on the other hand, and the Company Plans) or (b) entered into between the Company or any of its Subsidiaries, on the one hand, and a Subsidiary of the Company, on the other hand.

SECTION 4.09. Permits/Compliance with Laws. Except as set forth on Schedule 4.09, (a) the Company and each Subsidiary of the Company possess all material Permits required under applicable Laws or Orders to own, lease and operate its properties and assets and to carry on its business as it is now being conducted (collectively, the “Company Permits”), and (b) as of the date hereof, there is no proceeding by or before any Governmental Authority or arbitrator pending or, to the knowledge of the Company, threatened in writing regarding the revocation of any such Company Permit or a declaration of any such Company Permit as invalid; provided that this Section 4.09 does not apply with respect to Company Permits required under Environmental Laws, which are governed by Section 4.14 hereof, or with respect to Company Permits required under Healthcare Laws, which are governed by Section 4.20 hereof. Except as set forth on Schedule 4.09, the Company and each of its Subsidiaries is and has been at all times since January 1, 2013, in compliance in all material respects with the Permits and with all Laws and Orders applicable to it or by or to which any of its properties or assets is bound or subject, and neither the Company nor any of its Subsidiaries has received any notice alleging non-compliance (other than ordinary course regulatory audits and corresponding plans of correction that are not material); provided, that the representations in this sentence shall not cover matters relating to (i) ERISA and other Laws regarding employee benefit matters, which are governed by Section 4.11 hereof, (ii) Environmental Laws, which are governed by Section 4.14 hereof, (iii) Labor Laws, which are governed by Section 4.16 hereof, (iv) Tax Laws, which are governed by Section 4.19 hereof; and (v) Healthcare Laws, which are governed by Section 4.20 hereof). Without limiting the foregoing, neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any Related Party (i) is currently the subject of any economic sanctions administered or enforced by the Office of Foreign Assets Control of the United States Department of Treasury, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”), or (ii) is located in, organized under the laws of, or resident in Cuba, Iran, North Korea, Sudan, or Syria (each, a “Designated Jurisdiction”). To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has, within the previous five (5) years, engaged in any transaction with any Person who was at the time of the transaction: (a) the subject of Sanctions, or (b) located in, organized under the laws of, or resident in any Designated Jurisdiction.

SECTION 4.10. No Undisclosed Liabilities. Except (a) as set forth in the Company Financial Statements, (b) as set forth on Schedule 4.10, (c) for liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 2013, (d) for liabilities under an executory portion of a Contract that have not yet been performed (excluding any liabilities arising as a result of any breach or default under any such Contract), or (e) for liabilities under this Agreement or liabilities incurred in connection with the transactions contemplated hereby, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the related financial statement footnotes. Neither the Company nor any of its Subsidiaries have any obligations or liabilities as a lessee that are required to be capitalized in accordance with GAAP.

SECTION 4.11. Employee Benefit Plans/ERISA.

(a) Schedule 4.11(a) sets forth a true and complete list of each Company Plan (excluding ordinary course Contracts for physician services and other ordinary course consulting Contracts). With respect to each material Company Plan listed on Schedule 4.11(a), the Company has made available to Parent true and complete copies of each of the following documents, as applicable: (i) a copy of the Company Plan (including all amendments thereto); (ii) a copy of the most recent summary plan description, if any, required under ERISA; (iii) if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto); (iv) if the Company Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; and (v) any material notices to or from the Internal Revenue Service or any office or representative of the United States Department of Labor relating to any unresolved compliance issues in respect of any such Company Plan.

(b) Neither the Company nor any of its ERISA Affiliates maintains or contributes to, or during the six-year period prior to the date hereof, has maintained or contributed to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 or Section 430 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates maintains or contributes to, or during the six-year period prior to the date hereof, has maintained or contributed to, or been required to contribute to, a multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA), any multiple employer plan (as defined in Section 4063 or Section 4064 of ERISA), or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(c) Except as set forth on Schedule 4.11(c), each Company Plan was established and has been administered in accordance with its terms and in compliance in all material respects with applicable Laws, including, without limitation, ERISA and the Code, and including timely filing of all Tax, annual reporting and other governmental filings. The Company and each Company Plan have properly classified individuals providing services as independent contractors or employees, as the case may be, for purposes of the Company Plans, except as could not reasonably be expected to result in material liability to the Company or its Subsidiaries.

(d) Each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter with respect to the form of such Company Plan or is covered by a favorable opinion letter to such effect and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to affect such qualification.

(e) Except as set forth on Schedule 4.11(e), as of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims, Litigations or Governmental Authority audits with respect to any Company Plan, by any employee or beneficiary covered under any Company Plan or otherwise involving any Company Plan (other than routine claims for benefits) and there have been no prohibited transactions (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Plan, except, in each case, as could not reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(f) Except as set forth in this Agreement or as set forth on Schedule 4.11(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event which standing alone would not by itself trigger such entitlement or acceleration) will (i) entitle any current or former director, officer, employee or service provider of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment from the Company or any of its Subsidiaries, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due any such director, officer, employee or service provider. Except as set forth in this Agreement or as set forth on Schedule 4.11(f), neither the Company nor any of its Subsidiaries are obligated or liable for any obligations to provide severance payments or benefits to any employees of the Company or any of its Subsidiaries following or in connection with a termination of employment of such employees (other than as required by COBRA (as defined below) or other applicable Law). Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been documented and operated in compliance with Section 409A of the Code and the rules and regulations issued thereunder, except as could not reasonably be expected to result in material liability to the Company.

(g) Except as set forth on Schedule 4.11(g), neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, upon consummation of the transactions contemplated hereby (alone or together with any other event which standing alone, would not by itself trigger such payment), in the payment or series of payments of any “excess parachute payments” within the meaning of Section 280G or Section 4999 of the Code.

(h) No Company Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by Law or (B) death or retirement benefits under a Company Plan providing life or disability coverage or a Company Plan qualified under Section 401(a) of the Code. Except as provided above, neither the Company nor any of its Subsidiaries could reasonably be expected to have any liability or obligation (whether through a written or oral representation or otherwise) to provide any such benefits that are specified in the immediately preceding sentence to any current or former employee (or dependents thereof) of the Company. The Company and its ERISA Affiliates have complied in all material respects with the continuation coverage provisions of Title I, Part 6, of ERISA (“COBRA”).

(i) Except as set forth on Schedule 4.11(i), the Company and each of its Subsidiaries have made, on or before the date hereof, all payments to the Company Plans (including premium payments with respect to insurance policies) required to be made of them on or before the date hereof and have accrued (in accordance with applicable accounting standards) as of the date hereof all payments to the Company Plans (including premium payments with respect to insurance policies) due but not yet payable as of the date hereof.

(j) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 4.11(a) through Section 4.11(i) constitute the sole and exclusive representations and warranties of the Company relating to ERISA and other Laws relating to employee benefits matters.

SECTION 4.12. Material Contracts. Schedule 4.12 sets forth all Company Material Contracts. As used in this Agreement, “Company Material Contracts” shall mean all of the following types of Contracts to which the Company or any of its Subsidiaries is bound as of the date hereof (other than with respect to real property leases, which are addressed in Section 4.15, and Intellectual Property agreements, which are addressed in Section 4.18):

(a) any Contract that contains a non-competition or other covenant that precludes the Company or any of its Subsidiaries from operating in any line of business or in any geographic location, the effect of which would be material to the business of the Company;

(b) any employment, severance, termination or consulting Contract calling for annual cash payments in the aggregate in excess of $250,000, excluding ordinary course Contracts for physician services;

(c) any joint venture, research and development or limited partnership agreement or arrangement involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

(d) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing or guarantee of money or extension of credit in any case in excess of $250,000 or any other Contract for any Indebtedness of the Company or any of its Subsidiaries in excess of $250,000;

(e) any Contract (excluding ordinary course Contracts for physician services) that involves aggregate annual payments by the Company or any Subsidiary in excess of $250,000;

(f) any Contract for the sale of any of the assets of the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise) or for the acquisition of any assets of any other Person (whether by merger, acquisition of stock, acquisition of assets or otherwise), in each case for consideration in excess of $250,000;

(g) any Contract relating to the ownership, management or control of any Person in which the Company or any of its Subsidiaries owns any equity interest other than direct and indirect wholly-owned Subsidiaries of the Company or another of its Subsidiaries;

(h) any Contract filed, or that would be required to be filed, by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; and

(i) any amendment, supplement or modification (whether written or, to the knowledge of the Company, oral) in respect of any of the foregoing.

The Company has made true and complete copies of every written Company Material Contract available to Parent. Each Company Material Contract is a valid and binding agreement of the Company or one or more of its Subsidiaries, enforceable against the Company or such Subsidiary or Subsidiaries in accordance with its terms. Neither the Company nor any of its Subsidiaries is, or has received any written notice that any other party is, in default in any material respect under any Company Material Contract, and to the knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default under any Company Material Contract.

SECTION 4.13. Personal Property. Except as set forth on Schedule 4.13, the Company or a Subsidiary of the Company, as applicable, has good and valid title to, or a valid and enforceable right to use, all of the material tangible properties, assets and rights used or held for use in connection with the business of the Company and its Subsidiaries as of the date hereof (the “Company Assets”). Except as set forth on Schedule 4.13 or as would not reasonably be expected to result in a Company Material Adverse Effect, as of the date hereof, the tangible Company Assets are in good operating condition (except for normal wear and tear and deferred maintenance). This Section 4.13 does not relate to real property, which is the subject of Section 4.15, or intellectual property, which is the subject of Section 4.18.

SECTION 4.14. Environmental Matters.

(a) Except as set forth on Schedule 4.14(a) the Company and each of its Subsidiaries are, and at all times since January 1, 2011 have been, in compliance in all material respects with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all material Permits and other authorizations or approvals from any Governmental Authority required under applicable Environmental Laws, and compliance with the terms and conditions of all Permits and other authorizations or approvals from any Governmental Authority required under applicable Environmental Laws in all material respects).

(b) Except as set forth on Schedule 4.14(b), as of the date hereof, (i) there is no Litigation concerning potential liability arising out of, based on, or resulting from the violation of any Environmental Law or the presence, Release, or threat of Release of any Hazardous Materials at any of the respective properties of the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or affecting any of their respective properties (or formerly owned, leased or operated properties) or assets which, if adversely determined would reasonably be expected to result in a Company Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries is a party to or subject to, or in default under, any Order issued pursuant to Environmental Law that would reasonably be expected to result in a Company Material Adverse Effect, and (iii) to the knowledge of the Company, there are no present or past actions, activities, circumstances, events or incidents that could reasonably be expected to form the basis for assertion of any Litigation or Order against the Company or its Subsidiaries or any of their respective properties (or formerly owned, leased or operated properties), concerning potential liability, which if adversely determined would reasonably be expected to result in a Company Material Adverse Effect, arising out of, based on, or resulting from the violation of any Environmental Law or the presence, Release, or threat of Release of any Hazardous Materials at any of the respective properties of the Company or its Subsidiaries.

(c) To the knowledge of the Company, as of the date hereof, and except for matters that have been resolved, neither the Company nor any of its Subsidiaries has received any information request or notice of any potential material liability under any Environmental Law.

(d) Neither the Company nor its Subsidiaries has treated, stored, managed, disposed of, arranged for the disposal of, transported, handled, Released or used any Hazardous Materials except in the ordinary course of business and in compliance in all material respects with all Environmental Laws; and to the knowledge of the Company, no third party has treated, stored, managed, disposed of, arranged for the disposal of, transported, handled, Released or used any Hazardous Materials at the Company Facilities, except in compliance in all material respects with all Environmental Laws.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect and except as set forth on Schedule 4.14(e), to the knowledge of the Company, there are no Hazardous Materials present in the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) associated with the Company Facilities that requires remedial action by the Company or its Subsidiaries pursuant to applicable Environmental Law.

(f) There are no off-site locations where the Company or its Subsidiaries have stored, disposed, or arranged for the disposal of Hazardous Materials except in compliance with applicable Environmental Laws, and, except for matters that have been resolved, neither the Company nor its Subsidiaries has been notified in writing that it is a potentially responsible party for the disposal of any Hazardous Materials.

(g) Neither the Company nor its Subsidiaries has assumed or undertaken by contract to indemnify any third party against any liability or corrective, investigatory, or remedial obligation arising under any Environmental Law.

SECTION 4.15. Real Property.

(a) Schedule 4.15(a) sets forth a true, correct and complete list of all real property owned by the Company or any of its Subsidiaries (the “Owned Company Realty”), and sets forth for each such Owned Company Realty the name of the owner of such property.

(b) The Company or one of its Subsidiaries has good and marketable fee simple title to the Owned Company Realty and good leasehold title to the Leased Company Realty, in each case, free and clear of any and all Liens or purchase options or rights of first refusal, except for (i) Company Permitted Liens, (ii) Liens and any other matters that would appear on a survey or records search (or any similar, comparable or customary method of confirming the existence of such Liens in the jurisdiction in which such Owned Company Realty or Leased Company Realty is located) of the applicable Owned Company Realty or Leased Company Realty and (iii) those Liens set forth on Schedule 4.15(b). To the knowledge of the Company, no material physical defects exist in any material building or improvements located upon any Owned Company Realty that would reasonably be expected to impair the use of such buildings or improvements in the ordinary course of business as currently conducted.

(c) Schedule 4.15(c) sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases or occupies any real property, and for which its annual rental obligations exceed $100,000 (the “Company Leases” and true, correct and complete copies of such leases have been provided to Parent; the property demised under such Company Leases is referred to herein as the “Leased Company Realty”). To the knowledge of the Company, each Company Lease is in full force and effect and is the valid and binding obligation of each party thereto in accordance with its terms. There is not under any Company Lease (i) any existing material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, or (ii) to the knowledge of the Company, any condition or event which, with notice or lapse of time, or both, would constitute such a default. Except as set forth on Schedule 4.15(c), neither the Company nor any of its Subsidiaries has subleased or otherwise granted to any person or entity the right to use or occupy any Owned Company Realty or Leased Company Realty.

SECTION 4.16. Labor Matters.

(a) Except as set forth on Schedule 4.16(a), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with any labor organization or employee association.

(b) No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending before the National Labor Relations Board, and to the knowledge of the Company, no such grievance or arbitration proceeding is, or since January 1, 2011, has been threatened in writing.

(c) Since January 1, 2011, there has not been, nor as of the date hereof is there pending or, to the knowledge of the Company, threatened in writing, (i) any material labor dispute between the Company or any of its Subsidiaries and any labor organization, or any material strike, work slowdown, work stoppage, picketing or lockout involving any employee of the Company or any of its Subsidiaries or affecting the Company or any of its Subsidiaries or (ii) any union organizing, or union election activity involving, any employee of the Company or any of its Subsidiaries.

(d) Except as set forth on Schedule 4.16(d), each of the Company and its Subsidiaries is, and has been since January 1, 2011, in compliance in all material respects with all federal, state, local and foreign Laws and Orders regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act (collectively, “Labor Laws”).

(e) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 4.16(a) through Section 4.16(d) constitute the sole and exclusive representations and warranties of the Company relating to collective bargaining matters or Labor Laws.

SECTION 4.17. Insurance. Schedule 4.17 contains a complete and correct list of all material insurance policies maintained as of the date hereof by or on behalf of the Company and each of its Subsidiaries. All of the Company’s material insurance policies are in full force and effect, no notice of material default or notice of termination has been received in respect thereof and all premiums due thereon have been paid.

SECTION 4.18. Intellectual Property.

(a) Schedule 4.18(a) contains a correct and complete list of the following Intellectual Property owned by the Company and each of its Subsidiaries (the “Owned Company Intellectual Property”): (i) all registered Patents and pending Patent applications; (ii) all registered Trademarks and pending Trademark applications; (iii) material domain names; and (iv) all registered copyrights, in each case (other than with respect to domain names) listing, as applicable, (A) the title of the application or registration, (B) the name of the applicant/registrant and current owner, (C) the jurisdiction where the application/registration is issued or pending and (D) the application or registration number.

(b) Schedule 4.18(b) separately contains a correct and complete list of (i) all material Third-Party Company Intellectual Property Licenses, other than Third-Party Company Intellectual Property Licenses relating to Company Commercially Available Software, and (ii) all material agreements under which the Company and each of its Subsidiaries has licensed to others the right to use any of the Owned Company Intellectual Property.

(c) The Company and its Subsidiaries own the Owned Company Intellectual Property free and clear of all Liens (other than Company Permitted Liens), or have a right to use all of the Company Intellectual Property currently used by such Person.

(d) To the knowledge of the Company, there are no material unauthorized uses, disclosures or infringements of any Owned Company Intellectual Property.

(e) Neither the Company nor any of its Subsidiaries is in material breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

(f) To the knowledge of the Company, the use, provision and sale of the Company’s and its Subsidiaries’ services in the businesses of the Company and its Subsidiaries as currently conducted, does not infringe or misappropriate the Intellectual Property of any Person in any material respect. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened (in writing) claim or written assertion to which the Company or any of its Subsidiaries is a party, and there has been no such claim or written assertion since January 1, 2011, asserting that the Company’s or any of its Subsidiaries’ use or exploitation of any Company Intellectual Property or the conduct of the business of the Company and its Subsidiaries infringes or misappropriates the Intellectual Property of any Person in any material respect.

(g) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 4.18(a) through Section 4.18(f) constitute the sole and exclusive representations and warranties of the Company relating to Intellectual Property matters.

SECTION 4.19. Taxes. Except as set forth on Schedule 4.19:

(a) Each of the Company and its Subsidiaries has (i) timely filed or caused to be timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed by it and all such Tax Returns are complete and accurate in all material respects and (ii) paid all amounts due and payable, whether or not shown on such Tax Returns, to the appropriate Governmental Authority.

(b) Each of the Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, owner or other third-party, and the Company and its Subsidiaries have complied in all material respects with all associated material reporting and record keeping requirements.

(c) The Company has made available to Parent copies of all Tax Returns filed, and any associated examination reports and statements of deficiencies assessed against or agreed to with respect to such Tax Returns, by the Company or any of its Subsidiaries for all taxable years beginning on or after January 1, 2010.

(d) There are no outstanding waivers or agreements by the Company or its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

(e) To the Knowledge of the Company, (i) no federal, state, local or foreign audits or other administrative proceedings have been formally commenced or are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries for which the Company or its Subsidiaries has not made adequate provisions (in accordance with GAAP), and (ii) no notification has been received by the Company or any of its Subsidiaries that such an audit or other proceeding has been proposed or threatened.

(f) The Company is not (and will not be at the Effective Time) an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(g) With respect to any period ending on or before the date hereof for which Tax Returns have not yet been filed, or for which Taxes are not yet due and owing, the Company and each of its Subsidiaries has made such accruals as required by GAAP for such Taxes in the books and records of the Company or its Subsidiaries (as appropriate).

(h) No claim has been made in writing at any time during the past three (3) years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction.

(i) Neither the Company nor any Subsidiary of the Company has participated in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) The Company has not been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(k) Neither the Company nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than with a group the common parent of which was the Company or any of its Subsidiaries). Neither the Company nor its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, by contract or otherwise.

(l) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement with respect to any Taxes other than with respect to consolidated Tax Returns of a consolidated group of which the Company is the parent and other than pursuant to customary commercial contracts not primarily related to Taxes.

(m) The Company (including through members of its qualified group) operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of U.S. Treasury Regulation Section 1.368-1(d).

(n) Prior to the merger, no Company shareholder disposed of any Company stock, or received any distribution from the Company, in a manner that would cause the merger to violate the continuity of interest requirement set forth in U.S. Treasury Regulation Section 1.368-1(e).

(o) Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

(p) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 4.19(a) through Section 4.19(o) constitute the sole and exclusive representations and warranties of the Company relating to any Taxes or Tax Returns, other than as necessary to ensure the accuracy of the representations and warranties in Section 4.03, Section 4.10 and Section 4.11.

SECTION 4.20. Healthcare Compliance.

(a) The business of each of the Company and its Subsidiaries is currently, and has at all times since January 1, 2013 been, conducted in compliance in all material respects with all Healthcare Laws except for those pending or known and threatened Proceedings, audits material recoupments and notices as set forth on Schedule 4.20(b).

(b) Except as set forth on Schedule 4.20(b), there is no Proceeding, audit or material recoupment pending or, to the knowledge of the Company, threatened by or before any Governmental Authority which alleges a violation of Healthcare Laws by the Company or any of its Subsidiaries. Except as set forth on Schedule 4.20(b), neither of the Company nor any of its Subsidiaries has received, at any time since January 1, 2013, any notice alleging a material violation of any Healthcare Law. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2013, any written notice that qualification as a participating provider in any government or commercial reimbursement program will be terminated or withdrawn. Neither the Company nor any of its Subsidiaries employ or contract with any Person that appears on the federal Office of Inspector General List of Excluded Individuals/Entities.

(c) Schedule 4.20(c) contains a list of all material Permits owned or held by the Company and its Subsidiaries as required by any Healthcare Laws (the “Company Healthcare Permits”), and such Company Healthcare Permits constitute all material Permits necessary for the Company and its Subsidiaries to own, lease and operate the Company Healthcare Facilities and to carry on the business as it is now being conducted, in each case as required by any Healthcare Laws. There is no action pending or, to the knowledge of the Company, threatened, that would reasonably be expected to result in the termination, revocation, suspension, impairment or nonrenewal of any such Company Healthcare Permit.

(d) Schedule 4.20(d) sets forth a complete and accurate list of all accreditations and certifications held by the Company, its Subsidiaries and the Company Healthcare Facilities. There is not currently pending nor, to the knowledge of the Company, threatened any proceeding, investigation, survey or action by any accrediting body to revoke, cancel, rescind, suspend, restrict, modify, or non-renew any such accreditation/certifications. To the Company’s knowledge, no event has occurred or other fact exists with respect to such material accreditations/certifications that allows, or after notice or the lapse of time or both would allow, revocation or termination of any such material accreditations/certifications, or would result in any other impairment in the rights of any holder thereof, and none of the Company, its Subsidiaries or any of the Company Healthcare Facilities has made any changes in policy or operations that could reasonably be expected to cause any Company Healthcare Facility to lose any such accreditation since January 1, 2013.

(e) Schedule 4.20(e)(i) lists all Company Healthcare Facilities that participate in or otherwise seek payments under any Government Programs and any related provider numbers and NPIs held by such Company Healthcare Facilities. Each Company Healthcare Facility is certified for participation and reimbursement in all Government Programs from which it receives payment or in which it participates. Each Company Healthcare Facility is a “provider”, and each Subsidiary has current and valid provider agreements (the “Company Provider Agreements”) with each of such Government Programs from which it or its Company Healthcare Facilities receive payment or in which it or they participate, whether through fiscal intermediaries, program contractors or otherwise. Except at listed on Schedule 4.20(e)(ii), as applicable, each of the Company, the Subsidiaries and each of the Company Healthcare Facilities is in compliance in all material respects with the conditions of participation of the Government Programs and with the terms, conditions and provisions of the Company Provider Agreements. Except as listed on Schedule 4.20(e)(iii), the Company Provider Agreements are each in full force and effect, and neither the Company nor any Subsidiary has received any indication or has any reason to believe that any such qualifications, certifications or Company Provider Agreements may be suspended, subjected to an admissions hold, terminated, restricted or withdrawn related to a Government Program involving any Company Healthcare Facility or the Company, any Subsidiary or any of their respective current or former officers or directors.

(f) To the knowledge of the Company, none of the Company nor any of its Subsidiaries, any of its or their directors, officers and employees, or Persons who provide professional services under agreements with the Company or its Subsidiaries have, in connection with their activities directly or indirectly related to such party and in their professional capacities only, as applicable, engaged in any activities which are prohibited under the federal Controlled Substances Act, 21 U.S.C. § 801 et. seq. or the regulations promulgated pursuant to such statute or any related state or local Laws concerning the dispensing and sale of controlled substances.

(g) Since January 1, 2013, the Company has received no notice from any Third Party Payor that the Company’s billing practices are not in substantial compliance with all applicable laws or policies of such Third Party Payors. All claims, returns, invoices and other forms made by each Subsidiary and each Company Healthcare Facility to any Third Party Payor are, to the Company’s knowledge, complete and accurate in all material respects, and no deficiency in any such claims, returns, invoices or other forms including claims for overpayments, setoff or recoupments, or deficiencies for late filings, has been asserted or, to the knowledge of the Company, threatened by any Governmental Authority or any Third Party Payor since January 1, 2013, other than medical or claim reviews arising in the ordinary course of business. Except as set forth on Schedule 4.20(g)(i), to the Company’s knowledge, no Subsidiary or Company Healthcare Facility is currently subject to any audit, investigation, monitoring or other form of review by any Governmental Authority based upon an alleged improper activity. Schedule 4.20(g)(ii) includes a complete and accurate list of any material repayment obligation (whether or not currently being contested) to any Medicaid program that, to the Company’s knowledge, currently exists.

(h) All cost reports required to be filed by the Company or any of its Subsidiaries under Titles XVIII and XIX of the Social Security Act, or any other applicable governmental Laws or private provider rules, have been prepared and filed on a timely basis in accordance with applicable Laws in all material respects. All such cost reports accurately reflect in all material respects the information to be included thereon.

(i) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 4.20(a) through Section 4.20(h)constitute the sole and exclusive representations and warranties relating to healthcare compliance.

SECTION 4.21. Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of the Company or any of its Non-Recourse Parties, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement for which the Company, Parent or any of their respective Subsidiaries may be liable, except for Citigroup Global Markets Inc., the fees and expenses of which will be Bankers’ Fees and paid in accordance with Section 3.03(b), and Bain Capital Partners, LLC, the fees and expenses of which are being incurred pursuant to the Management Agreement and will be Company Transaction Expenses and paid in accordance with Section 3.03(b).

ARTICLE

VREPRESENTATIONS AND WARRANTIES OF

PARENT AND COPPER

Each of Parent and Copper hereby represents and warrants to the Company that, except as disclosed in the Schedules or in the Parent Reports (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than factual disclosures), any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statements):

SECTION 5.01. Organization.

(a) Each of Parent and Copper is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted.

(b) Each of Parent and Copper is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to result in a Parent Material Adverse Effect. Each Subsidiary of Parent (i) is a duly organized and validly existing corporation, partnership or limited liability company in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted and (iii) is duly qualified or licensed and in good standing to do business as a foreign corporation, partnership or limited liability company in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so organized, validly existing, in good standing, qualified or licensed would not reasonably be expected to result in a Parent Material Adverse Effect.

(c) Parent has made available to the Company true and complete copies of the certificate of incorporation, by-laws or comparable organizational documents of Parent and each of its Subsidiaries as in effect as of the date hereof.

SECTION 5.02. Authority/Binding Effect. Each of Parent and Copper has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Copper, and the consummation of the transactions contemplated hereby by each of Parent and Copper, have been duly authorized by all necessary corporate action on the part of Parent or Copper, as the case may be, and no other corporate action on the part of Parent or Copper or their respective stockholders is required to authorize the execution, delivery and performance hereof by Parent or Copper, and the consummation of the transactions contemplated hereby by Parent or Copper, except for filing the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Parent and Copper and, assuming that this Agreement has been duly authorized, executed and delivered by the Company, constitutes the valid and binding obligation of each of Parent and Copper, enforceable against each of Parent and Copper in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 5.03. Financial Statements and SEC Reports.

(a) Parent has made available to the Company copies of (a) the unaudited consolidated balance sheet, as of September 30, 2014, of Parent and its Subsidiaries, and the unaudited consolidated statements of earnings and cash flows of Parent and its Subsidiaries for the nine-month period then ended (such statements, the “Latest Parent Financial Statements”), and (b) the audited consolidated balance sheets, as of December 31, 2013, December 31, 2012 and December 31, 2011 of Parent and its Subsidiaries and the audited consolidated statements of earnings, stockholders’ equity and cash flows of Parent and its Subsidiaries for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 (such statements, the “Annual Parent Financial Statements,” and together with the Latest Parent Financial Statements, the “Parent Financial Statements”). The Parent Financial Statements fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of the date thereof, and the consolidated results of operations and changes in cash flows of Parent and its Subsidiaries, for the period set forth therein, subject, in the case of the Latest Parent Financial

Statements, to normal year-end adjustments and the absence of footnote disclosures. Each of Parent Financial Statements (including all related notes) has been prepared in accordance with GAAP, except as otherwise noted therein, and subject, in the case of the Latest Parent Financial Statements, to normal year-end adjustments and the absence of footnote disclosures. The Latest Parent Financial Statements have been prepared from the books and records of Parent and its Subsidiaries, in all material respects, on a basis consistent with the Annual Parent Financial Statements, subject to normal year-end adjustments and the absence of footnote disclosures. The system of internal controls over financial reporting of Parent and its Subsidiaries is sufficient in all material respects to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.

(b) Parent has timely filed in all material respects all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC under applicable Law, including the Exchange Act since December 31, 2010 (such documents filed since December 31, 2010 and prior to the date hereof, the “Parent Reports”). As of their respective dates, each of the Parent Reports complied as to form in all material respects with the applicable requirements of applicable Law, including the Exchange Act, the Securities Act, and the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the Parent Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent Reports. As of the date hereof, to the knowledge of Parent, none of the Parent Reports is the subject of ongoing SEC review or investigation, other than any review or investigation initiated as a result of the transactions contemplated by this Agreement. None of the Subsidiaries of Parent is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

SECTION 5.04. Absence of Certain Changes or Events. Except as set forth on Schedule 5.04 and, solely in the case of clause (a) of this Section 5.04, for the transactions contemplated hereby, since December 31, 2013 (a) and prior to the date of this Agreement, Parent and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice, and (b) no Parent Material Adverse Effect has occurred nor has any event, circumstance, change or effect occurred that could reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 5.05. Ownership of Stock/Capitalization.

(a) The total number of shares of capital stock of all classes which Parent has the authority to issue is 90,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. Of such authorized shares, as of the date hereof, a total of 59,918,574 shares of Parent Common Stock and 0 shares of Parent Preferred Stock are issued and outstanding. All of the Parent Shares have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance in all material respects with applicable Laws and have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal granted by Parent. As of the date hereof, Parent Options to purchase 778,295 shares of Parent Common Stock were outstanding and all such Parent Options were issued under the Parent Incentive Plan. As of the date hereof, 735,936 shares of restricted Parent Common Stock were outstanding and 125,113 restricted stock units were outstanding. Except as set forth on Schedule 5.05(a), none of Parent or any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of Parent or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any equity securities of Parent or any of its Subsidiaries. No dividends on the Parent Shares have been declared or have accrued since December 31, 2013. Except for the Parent Shares, the Parent Options and the restricted stock units issued pursuant to the Parent Incentive Plan, there are no outstanding shares of capital stock or rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require Parent to issue or sell any shares of capital stock or similar equity interests (or securities convertible into or exchangeable for shares of its capital stock or similar equity interests) or otherwise provide any payments or benefits similar to equity (including any equity appreciation, phantom stock or other similar rights).

(b) Each issued and outstanding share of capital stock, limited liability company interest or partnership interest of each Parent Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in accordance with applicable Laws and has not been issued in violation of, and is not subject to, any preemptive or subscription rights or rights of first refusal.

(c) Parent or one of its Subsidiaries has good and valid title to all of the Parent Subsidiary Shares, free and clear of all Liens other than Parent Permitted Liens.

(d) (i) Except for Parent Options, restricted Parent Shares and restricted stock units issued pursuant to the Parent Incentive Plan, each as described in subsection (a) above, there are no Parent Options outstanding as of the date hereof and (ii) except as set forth on Schedule 5.05(d)(ii), there is no obligation, contingent or otherwise, of Parent or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of Parent or any of its Subsidiaries, or (B) other than in connection with the Parent Credit Agreements or pursuant to inter-company arrangements among or between Parent and one or more of its Subsidiaries or among or between one or more Subsidiaries of Parent, provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, Parent or any of its Subsidiaries or any other Person.

SECTION 5.06. Consents and Approvals/No Violation.

(a) Assuming the truth and accuracy of the representations and warranties set forth in Section 4.06(a), the execution and delivery of this Agreement by each of Parent and Copper do not, and the performance by each of Parent and Copper of this Agreement and the consummation of the transactions contemplated hereby by Parent and Copper will not, require Parent or Copper to obtain any material Consent from any Governmental Authority, except (i)

for compliance with the applicable requirements, if any, of the HSR Act (and any similar Law enforced by any Governmental Authority regarding preacquisition notifications for the purpose of competition reviews), (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or Copper is qualified to do business with respect to such qualifications to do business, (iii) for Consents that may be required solely by reason of the Company’s (as opposed to any other third party’s) participation in the transactions contemplated hereby (which Consents shall be solely the responsibility of the Company), (iv) for compliance with any applicable requirements of the SEC or NASDAQ and (v) as set forth in Schedule 5.06(a).

(b) Assuming receipt of all approvals, authorizations, consents or waiting period expirations or termination related to the required Consents described in Section 5.06(a), the execution and delivery of this Agreement by each of Parent and Copper do not, and the performance of this Agreement by each of Parent and Copper and the consummation of the transactions contemplated hereby by Parent and Copper will not, (i) conflict with or violate the certificate of incorporation or by-laws or other comparable organizational documents, in each case as currently in effect, of Parent or Copper, (ii) conflict with, violate or result in a loss of rights or trigger new obligations under, in each case in any material respect, any Orders applicable to Parent or Copper or by or to which any of their respective properties or assets is bound or subject, (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material Contract or Permit to which Parent or Copper is a party or by or to which Parent or Copper or any of their respective properties or assets is bound or subject, or (iv) result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, except (x) as set forth on Schedule 5.06(b) and (y) in the case of clause (iii) above, for such conflicts, violations, breaches, defaults or rights that would not reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 5.07. Absence of Litigation. Schedule 5.07(a) sets forth (A) all of the material Litigation pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or affecting any of their properties or assets and (B) any Litigation that has been settled for more than $250,000 since January 1, 2013 until the date hereof. Other than as set forth on Schedule 5.07(b), neither Parent nor any of its Subsidiaries is (or has been since January 1, 2013) a party to or subject to, or in default under, any Orders that are material to Parent and its Subsidiaries, taken as a whole.

SECTION 5.08. Permits/Compliance with Laws. Except as set forth on Schedule 5.08, (a) Parent and each Subsidiary of Parent possess all material Permits required under applicable Laws to own, lease and operate its properties and assets and to carry on its business as it is now being conducted (collectively, the “Parent Permits”), and (b) as of the date hereof, there is no proceeding by or before any Governmental Authority pending or, to the knowledge of Parent, threatened in writing regarding the revocation of any such Parent Permit or a declaration of any such Parent Permit as invalid; provided that this Section 5.08 does not apply with respect to Parent Permits under Healthcare Laws, which are governed by Section 5.10.

Parent and each of its Subsidiaries is, and has been at all times since January 1, 2013, in compliance in all material respects with all Permits and with all Laws and Orders applicable to it or by or to which any of its properties or assets is bound or subject, and neither Parent nor any of its Subsidiaries has received any notice alleging non-compliance (other than ordinary course regulatory audits and corresponding plans of correction that are not material); provided, that the representations in this sentence shall not cover matters relating to (i) Tax Laws, which are governed by Section 5.09 hereof or (ii) Healthcare Laws, which are governed by Section 5.10 hereof.

SECTION 5.09. Taxes.

(a) Except as would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Authorities all Tax Returns required to be filed by it and (ii) paid all Taxes due and payable.

(b) Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(2).

(c) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

(d) Parent (including through members of its qualified group) intends to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s assets in a business, in each case within the meaning of U.S. Treasury Regulation Section 1.368-1(d).

(e) Parent has no plan to buy or redeem (or cause any Affiliate or Person related to Parent within the meaning of U.S. Treasury Regulation Section 1.368-1(e)(4) to buy or redeem) any of Parent’s stock following the date of the Effective Time.

(f) Parent is not (and will not be at the Effective Time) an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(g) Parent has no present intention to take, or to cause or allow its controlled Affiliates (including after the Closing, the Surviving Entity and its Subsidiaries) to take, any action reasonably likely to cause the Merger not to qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

(h) Neither Parent nor its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing or Tax allocation agreement with respect to any Taxes other than with respect to consolidated Tax Returns of a consolidated group of which Parent is the common parent and other than pursuant to customary commercial contracts not primarily related to Taxes. Neither Parent nor its Subsidiaries has any liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, by contract or otherwise.

(i) Parent does not have (and will not have at the Effective Time) any plan or intent to declare dividends or make distributions after the Effective Time other than distributions that are consistent with Parent’s historic practice of making dividends and distributions pro rata based on shares of Parent Common Stock.

(j) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 5.09(a) through Section 5.09(i) constitute the sole and exclusive representations and warranties of Parent relating to any Taxes or Tax Returns, other than as necessary to ensure the accuracy of the representations and warranties in Section 5.03.

SECTION 5.10. Healthcare Compliance.

(a) The business of each of Parent and its Subsidiaries is currently being, and has at all times since January 1, 2013 been, conducted in compliance in all material respects with all Healthcare Laws.

(b) Except as set forth on Schedule 5.10(b), there is no Proceeding, audit or material recoupment pending or, to the knowledge of Parent, threatened by or before any Governmental Authority which alleges a violation of Healthcare Laws by Parent or any of its Subsidiaries. Except as set forth on Schedule 5.10(b), neither Parent nor any of its Subsidiaries has received, at any time since January 1, 2013, any notice alleging a material violation of any material Healthcare Law. Neither Parent nor any of its Subsidiaries has received, at any time since January 1, 2013, any written notice that qualification as a participating provider in any government reimbursement program will be terminated or withdrawn. Neither Parent nor any of its Subsidiaries employ or contract with any Person that appears on the federal Office of Inspector General List of Excluded Individuals/Entities.

(c) Parent and its Subsidiaries own or hold all material Permits as required by any Healthcare Laws (the “Parent Healthcare Permits”) necessary for Parent and its Subsidiaries to own, lease and operate the Parent Healthcare Facilities and to carry on the business as it is now being conducted, in each case as required by any Healthcare Laws. There is no action pending or, to the knowledge of Parent, threatened, that would reasonably be expected to result in the termination, revocation, suspension, impairment or nonrenewal of any such Parent Healthcare Permit.

(d) Each Parent Healthcare Facility is duly accredited by the Joint Commission, with all Type I recommendations removed or being addressed. Since the date of its most recent Joint Commission survey, none of Parent, its Subsidiaries or any of the Parent Healthcare Facilities has made any changes in policy or operations that Parent believes would cause any Parent Healthcare Facility to lose such accreditation. There is not currently pending nor, to the knowledge of Parent, threatened any proceeding, investigation, survey or action by any accrediting body to revoke, cancel, rescind, suspend, restrict, modify, or non-renew any such accreditation/certifications. To Parent’s knowledge, no event has occurred or other fact exists with respect to such material accreditations/certifications that allows, or after notice or the lapse of time or both would allow, revocation or termination of any such material accreditations/certifications, or would result in any other impairment in the rights of any holder thereof.

(e) Each Parent Healthcare Facility is certified for participation and reimbursement in all Government Programs from which it receives payment or in which it participates. Each Parent Healthcare Facility is a “provider”, and each Parent Subsidiary has current and valid provider agreements (the “Parent Provider Agreements”) with each of such Government Programs from which it or its Parent Healthcare Facilities receive payment or in which it or they participate, whether through fiscal intermediaries, program contractors or otherwise. As applicable, each of Parent, its Subsidiaries and each of the Parent Healthcare Facilities is in compliance in all material respects with the conditions of participation of the Government Programs and with the terms, conditions and provisions of the Parent Provider Agreements. Except as listed in Schedule 5.10(e), the Parent Provider Agreements are each in full force and effect, and neither Parent nor any of its Subsidiaries has received any indication or has any reason to believe that any such qualifications, certifications or Parent Provider Agreements may be suspended, subjected to an admissions hold, terminated, restricted or withdrawn related to a Government Program involving any Parent Healthcare Facility or Parent, any Parent Subsidiary or any of their respective current or former officers or directors.

(f) To the knowledge of Parent, none of Parent nor any of its Subsidiaries, any of its or their directors, officers and employees, or Persons who provide professional services under agreements with Parent or its Subsidiaries have, in connection with their activities directly or indirectly related to such party and in their professional capacities only, as applicable, engaged in any activities which are prohibited under the federal Controlled Substances Act, 21 U.S.C. § 801 et. seq. or the regulations promulgated pursuant to such statute or any related state or local Laws concerning the dispensing and sale of controlled substances.

(g) All cost reports required to be filed by Parent or any of its Subsidiaries under Titles XVIII and XIX of the Social Security Act, or any other applicable governmental Laws or private provider rules, have been prepared and filed on a timely basis in accordance with applicable Laws in all material respects. All such cost reports accurately reflect in all material respects the information to be included thereon.

(h) Since January 1, 2013, except as set forth on Schedule 5.10(h), Parent has received no notice from any Third Party Payor that Parent’s billing practices are not in substantial compliance with all applicable laws or policies of such Third Party Payors. Except as set forth on Schedule 5.10(h), all claims, returns, invoices and other forms made by each Parent Subsidiary and each Parent Healthcare Facility to any Third Party Payor are, to Parent’s knowledge, complete and accurate in all material respects.

(i) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 5.10(a) and Section 5.10(h) constitute the sole and exclusive representations and warranties relating to healthcare compliance.

SECTION 5.11. Financing.

(a) Parent and Copper have delivered to the Company, prior to the time of execution of this Agreement, true complete and correct copies of the executed debt commitment letter, dated as of October 29, 2014, among Parent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. and Jefferies Finance LLC and the executed fee and engagement letters associated therewith (provided, that the provisions in any fee letter or engagement letters related to the amount of fees, but only to the extent not affecting conditionality, may be redacted; provided, further, that prior to the execution of this Agreement, Parent has advised the Company in writing of the maximum amount of fees and expenses payable by Parent and/or Copper under such fee letter or engagement letter) (such commitment letter, together with all exhibits, schedules, annexes, supplements and amendments thereto and the fee letter and engagement letter, as may be amended, modified or replaced under Section 6.12(a) and (b) hereof, collectively, the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. has agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement. The Debt Financing Commitment has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and no such amendment, restatement, modification or waiver is contemplated as of the date of this Agreement, and the respective commitments contained in the Debt Financing Commitment have not been withdrawn, terminated or rescinded in any respect prior to the date of this Agreement. As of the date hereof, there are not, and are not contemplated to be, any other agreements, side letters or arrangements related to the Debt Financing Commitment to which Parent or Copper or any of their respective Subsidiaries is a party (other than as expressly set forth in the Debt Financing Commitment delivered to the Company pursuant to the first sentence of this Section 5.11(a)). As of the date hereof, the Debt Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligations of each of Parent, and, to the knowledge of Parent, the other parties thereto. There are no conditions or other contingencies related to the funding of the full amount of the Debt Financing (including any “flex provisions”), other than as expressly set forth in the Debt Financing Commitments furnished to the Company pursuant to the first sentence of this Section 5.11(a). As of the date hereof, no event has occurred that would result in any breach or violation, or constitute a default (or an event which with notice or lapse of time or both would become a default), by Parent or, to the knowledge of Parent, any other party under the Debt Financing Commitment. Parent has fully paid (or cause to be paid) all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Debt Financing Commitment.

(b) The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Debt Financing Commitment, when added to cash available to Parent or Copper, will be sufficient on the Closing Date for Parent and the Surviving Entity to comply with their respective cash payment obligations under Section 3.03.

(c) Subject to and without limitation of Section 8.03(b) and Section 9.12(b), the obligations of Parent and Copper under this Agreement are not subject to any conditions regarding the ability of Parent or Copper, their respective Affiliates or any other Person to obtain financing (including the Debt Financing under the Debt Financing Commitment) for the consummation of the transactions contemplated hereby.

SECTION 5.12. Parent Common Stock. Parent will have at the Effective Time sufficient authorized but unissued shares of Parent Common Stock to issue the Per A Share Merger Consideration and Per L Share Merger Consideration in accordance with Article III. When issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued as Per A Share Merger Consideration or Per L Share Merger Consideration will be duly and validly issued in accordance with all applicable Laws, will be fully paid and nonassessable, will be free and clear of all Liens and will not be subject to preemptive rights or similar rights of stockholders, except as set forth in the Stockholders Agreement and restrictions on transfer arising under securities Laws.

SECTION 5.13. Operations of Copper. Copper has not (a) engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby or (b) incurred any liabilities other than in connection with its formation and the transactions contemplated hereby.

SECTION 5.14. Solvency. Assuming (a) the representations and warranties set forth in Article IV hereof are true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualification or exception contained therein), (b) satisfaction of all of the conditions set forth in Section 7.01 and Section 7.02, and (c) any estimates, projections or forecasts of the Company and its Subsidiaries made available by the Company to Parent were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement, assuming the consummation of the Debt Financing, the Surviving Entity and each of its Subsidiaries will, taken as a whole, be solvent.

SECTION 5.15. Acquisition of Interests for Investment. Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Merger. Parent is acquiring the stock of the Surviving Entity for investment and not with a view toward or for sale or in connection with any distribution thereof, or with any present intention of distributing or selling equity securities of the Surviving Entity. Parent understands and agrees that the equity securities of the Surviving Entity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act and in compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

SECTION 5.16. Broker. Except for UBS Securities LLC and Jefferies LLC, the fees and expenses of whom will be paid in full by Parent, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Parent or Copper, to receive any commission, brokerage, finder’s fee or other similar compensation from the Company or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

SECTION 6.01. Conduct of Company Business. Except as otherwise set forth in Schedule 6.01, as required by Law or applicable Orders, as permitted, required, contemplated or otherwise provided for by this Agreement or with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall, and the Company shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice, including with respect to the making of any securities filings in accordance with applicable Law and the engagement and completion of the audit of the Company’s 2014 fiscal year financial statements, and the Company shall use its commercially reasonable efforts, and the Company shall cause each Subsidiary to use its commercially reasonable efforts, to preserve intact its present business organization and its relationship with physicians, Third Party Payors and other parties with which material business relations are conducted, consistent with past practice, and keep available the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as otherwise set forth in Schedule 6.01, as required by Law or applicable Orders or as permitted, required, contemplated or otherwise provided for by this Agreement, during the period from the date of this Agreement through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall not, and the Company shall cause each Subsidiary not to, without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend the certificate of incorporation or by-laws or comparable organizational documents of the Company or any Subsidiary;

(b) (i) issue, reissue, sell, pledge or otherwise dispose of, or authorize or propose the issuance, reissuance, sale, pledge or disposition of, shares of capital stock of any class or series or any other equity interests, or any securities convertible into capital stock of any class or series (other than upon exercise of Company Options granted under the Company Stock Plans or upon exercise of Company Warrants outstanding as of the date hereof) or other equity interests of the Company or any Subsidiary, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance, sale, pledge or disposition of such capital stock or convertible securities or equity interests or amend any terms of any such right, warrant, option, agreement or commitment or (ii) redeem or otherwise acquire, or authorize or propose the redemption or acquisition of, any of the capital stock, securities, equity interests, rights, warrants, options, agreements or commitments described in the immediately preceding clause (i);

(c) (i) declare, set aside or pay any dividend or other distribution (whether in cash or assets) in respect of any class or series of its capital stock or other equity interests, in each case, other than dividends and distributions by a Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company; or (ii) adjust the exercise price of any Company Option or Company Warrant or make any other payment in respect of any Company Option or Company Warrant in connection with the declaration, setting aside or payment of any dividend or other distribution;

(d) adjust, split, combine, subdivide or reclassify any shares of its capital stock or any option, warrant or right relating thereto;

(e) (i) sell, lease, transfer or otherwise dispose of any of its properties, assets or rights, other than (A) sales in the ordinary course of business consistent with past practice, (B) dispositions of obsolete or unsalable inventory or equipment or (C) transfers of other properties, assets or rights in an amount not to exceed $250,000 individually or $500,000 in the aggregate; (ii) voluntarily permit any of its properties or assets with a value of at least $500,000 to be subjected to any new Liens, restrictions or charges other than Company Permitted Liens; (iii) acquire any properties, assets or rights in an amount in excess of $500,000 individually or $1,000,000 in the aggregate; or (iv) lease any properties with annual base rent in excess of $250,000 individually or $500,000 in the aggregate, other than renewals of existing leases in the ordinary course of business;

(f) (i) create, incur, issue, assume or guarantee any Indebtedness, other than (1) pursuant to inter-company arrangements among or between the Company and one or more of its wholly owned Subsidiaries or among or between wholly owned Subsidiaries of the Company and (2) the incurrence of Indebtedness under the Credit Agreements in the ordinary course of business consistent with past practice for working capital purposes or (ii) repay, repurchase, redeem or extinguish any Indebtedness, other than the scheduled payments of principal and interest in the amounts and at the times set forth on Schedule 6.01(f);

(g) change any of the material accounting, financial reporting or Tax principles, practices or methods used by the Company or any Subsidiary, change or rescind any material Tax election, file any amended Tax Return, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material Tax liability, in each case except as may be required in order to comply with changes in GAAP or applicable Law, including Tax Laws, or as may occur in the ordinary course of business consistent with past practice;

(h) (i) enter into, amend or supplement any employment, severance, termination or other agreement or employee benefit plan, including any of the Company Plans (other than employment, severance or termination agreements with respect to the employment or termination, in the ordinary course of business consistent with past practice, of employees having aggregate annual cash compensation of less than $150,000 each; provided, however, no such severance or termination agreement shall provide for severance or other termination benefits in excess of four weeks of compensation for such applicable employee or any benefits other than such severance or other termination benefits), (ii) except in the ordinary course of business and consistent with past practice or as required by applicable Law or Order or Contract in effect on the date hereof and made available to Parent, grant, announce or make any change in the compensation, severance or termination benefits payable or to become payable to any of its officers, directors, employees, agents, consultants or independent contractors or (iii) terminate any individual as described on Schedule 6.01(h)(iii) other than for cause (as reasonably determined by the Company), in the ordinary course of business or in accordance with the terms of an applicable employment agreement;

(i) except as required by applicable Law or Order or Contract in effect on the date hereof and made available to Parent, enter into, adopt, amend or terminate any collective bargaining agreement;

(j) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity securities of, or by any other manner, any corporation, partnership, joint venture or other entity, other than such transactions entered into in the ordinary course of business consistent with past practice and with purchase prices not in excess of $2,000,000 in the aggregate;

(k) make or authorize any capital expenditures or commitment for capital expenditures, other than such expenditures or commitments in the ordinary course of business consistent with past practice;

(l) make any loan to, or transfer any asset or pay any commission, salary or bonus to, or pay any rent, fee or other amount to, or enter into or agree to enter into any transaction with or for the benefit of any Related Party of the Company or any of its Subsidiaries (including Bain Capital Partners, LLC), other than pursuant to the transactions and agreements set forth on Schedule 6.01(l)(ii) or enter into or amend any Contract with Bain Capital Partners, LLC or any Related Party of the Company or any of its Subsidiaries;

(m) enter into any Contract that would be a Company Material Contract or a Company Lease if in effect on the date hereof or amend or terminate any Company Material Contract or Company Lease (or waive or assign any material right thereunder), other than (i) any of the foregoing effected in the ordinary course of business consistent with past practice and involving a Company Material Contract calling for future payments or receipts of less than $250,000, (ii) renewals of existing Company Material Contracts and Company Leases in the ordinary course of business or (iii) any of the foregoing with respect to Contracts for physician services;

(n) fail to maintain in full force and effect the existing insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses;

(o) settle or compromise any material Litigation, including any Litigation relating to the Merger or the transactions contemplated by this Agreement or that would impose any restriction on the business of the Company or any of its Subsidiaries;

(p) permit the Company or any Subsidiary (other than Subsidiaries that are in the process of dissolution, liquidation or winding up as of the date hereof as set forth on Schedule 6.01(q)) to dissolve, wind-up or liquidate; or

(q) enter into any Contract to take, or authorize, commit or resolve to take, any of the foregoing actions.

SECTION 6.02. Conduct of Parent Business. Except as otherwise set forth on Schedule 6.02, as required by Law or any applicable Order, as permitted, required, contemplated or otherwise provided for by this Agreement or with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VIII, Parent shall, and Parent shall cause each Subsidiary of Parent to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice. For the avoidance of doubt, the taking of any actions or consummation of any transactions that have been publicly disclosed prior to the date hereof shall not constitute any breach of this Section 6.02. Without limiting the generality of the foregoing, and except as otherwise set forth on Schedule 6.02, as required by Law or any Order or as permitted, required, contemplated or otherwise provided for by this Agreement, during the period from the date of this Agreement through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VIII, Parent shall not, and Parent shall cause each of its Subsidiaries not to, without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend the certificate of incorporation or by-laws or comparable organizational documents of Parent or any Subsidiary;

(b) issue, reissue, sell or pledge, or authorize or propose the issuance, reissuance, sale or pledge of, shares of capital stock of any class or series, or any securities convertible into capital stock of any class or series (other than upon exercise of Parent Options granted under the Parent Incentive Plan or the issuance of Parent Options or restricted shares of Parent Common Stock under the Parent Incentive Plan) of Parent or any of its Subsidiaries, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock or convertible securities or amend any terms of any such right, warrant, option, agreement or commitment;

(c) declare, set aside or pay any dividend or other distribution of assets in respect of any class or series of its capital stock, in each case, other than dividends and distributions by a Subsidiary of Parent to Parent or a wholly-owned Subsidiary of Parent;

(d) adjust, split, combine, subdivide or reclassify any shares of its capital stock or any option, warrant or right relating thereto;

(e) (i) sell, lease, transfer or otherwise dispose of any of its material properties, assets or rights, other than (A) sales in the ordinary course of business consistent with past practice, (B) dispositions of obsolete or unsalable inventory or equipment or (C) transfers of other material properties, assets or rights in an amount not to exceed $50,000,000 in the aggregate; or (ii) acquire any properties, assets or rights in an amount in excess of $100,000,000 in the aggregate;

(f) other than as permitted under Section 6.02(e), acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity securities of, or by any other manner, any corporation, partnership, joint venture or other entity, other than such transactions entered into in the ordinary course of business consistent with past practice and with purchase prices not in excess of $100,000,000 in the aggregate;

(g) create, incur, assume or guarantee any Indebtedness, other than (i) pursuant to inter-company arrangements among or between Parent and one or more of the Subsidiaries or among or between Subsidiaries of Parent, (ii) borrowings (or incurrence of repayment obligation in respect of letters of credit) permitted or not prohibited under the Parent Credit Agreement or (iii) the Debt Financing; provided, that Parent and its Subsidiaries shall retain at all times at least $110,000,000 in undrawn revolver capacity under the Parent Credit Agreement;

(h) settle or compromise any Litigation relating to the Merger or the transactions contemplated by this Agreement; or

(i) permit Parent to dissolve, wind-up or liquidate.

SECTION 6.03. Reasonable Best Efforts/Cooperation.

(a) From and after the date of this Agreement, and through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VIII, each of the parties hereto shall, the Company shall cause each of its Subsidiaries to, and Parent shall cause each of its Subsidiaries to, use their respective reasonable best efforts (i) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article VII; provided, that this Section 6.03 shall not cover matters relating to (i) the HSR Act and Foreign Antitrust Laws, which are governed exclusively by Section 6.05, or (ii) the Debt Financing or any Alternative Financing, which are governed exclusively by Section 6.12 hereof.

(b) Without limiting the generality of the foregoing, and subject to Section 6.04(c), Section 6.05 and Section 6.06(c), the Company, on the one hand, and Parent and Copper, on the other hand, shall each (i) furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing, (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a Governmental Authority or a private party, (iii) keep the other party reasonably informed of any communication received or given in connection with any proceeding by a Governmental Authority or a private party, in each case, regarding the transactions contemplated hereby (other than with respect to ordinary course regulatory audits and Tax audits and corresponding plans of correction that are not material) and (iv) to the extent related to the Merger and the other transactions contemplated hereby, permit the other party to review any communication given by it, and consult with each other in advance of any meeting, in connection with any proceeding by a Governmental Authority or a private party, with any other Person and, to the extent permitted by such other Person, give the other party the opportunity to attend and participate in such meetings and conferences (other than with respect to Tax audits that are not material).

SECTION 6.04. Consents.

(a) Without limiting the generality of Section 6.03, each of the parties hereto shall use reasonable best efforts to obtain prior to the Closing all Consents of all Governmental Authorities and other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, none of Parent, Copper, any holder of Company Shares, the Company or any Subsidiary of the Company or Parent shall have any obligation to pay any material fee to any third party (which does not include filing or other fees payable to Governmental Authorities, any fees required to be paid by Parent, the Company or any of their respective Subsidiaries under any Law or Order or any fees expressly required to be paid by Parent, the Company or any of their respective Subsidiaries pursuant to any Contract to which it is a party) for the purpose of obtaining any Consent except as set forth in Section 6.05(a). Each of the parties hereto shall timely make or cause to be made all filings and submissions under Laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. Except as set forth in the last sentence of Section 6.05(a), all filing fees payable in connection with any Consents, notifications, filings, registrations or other materials contemplated by this paragraph shall be paid entirely by Parent.

(b) Parent acknowledges that certain Consents and waivers as set forth on Schedule 4.06(b) with respect to the transactions contemplated by this Agreement may be required from parties to the Company Material Contracts and other Contracts to which the Company or a Subsidiary of the Company is party and that such Consents and waivers may not be obtained. Except for the failure by the Company to use its reasonable best efforts in accordance with Section 6.04(a) above or any other breach of this Agreement by the Company, the Company shall not have any liability whatsoever to Parent or Copper arising out of or relating to the failure to obtain any Consents or waivers that may be required under Contracts as set forth on Schedule 4.06(b) in connection with the transactions contemplated by this Agreement or because of the termination of any such Contract as a result thereof. This Section 6.04(b) shall not apply to the antitrust notifications, approvals, consents, approvals, filings, registrations and other materials to which Section 6.04(c) applies.

(c) The Company shall, immediately following the execution and delivery hereof by all parties hereto, take all actions necessary in accordance with the DGCL to obtain, and shall obtain, irrevocable written consents from its stockholders approving and adopting this Agreement and the transactions contemplated hereby (such irrevocable written consents from the Company stockholders party to the Voting Agreement, the “Stockholder Consent”) and shall deliver such Stockholder Consent to Parent within one (1) Business Day following the date hereof. Within ten (10) Business Days following the effective date of the Stockholder Consent, the Company shall deliver, by any manner permitted by applicable Law, the notice required pursuant to Sections 228 and 262 of the DGCL to each holder of record of capital stock of the Company that has not theretofore executed and delivered an irrevocable written stockholder consent and is entitled to such notice under the DGCL (the “Appraisal Notice”). Parent and its counsel shall have a reasonable opportunity to review and comment on the Appraisal Notice prior to the delivery of such Appraisal Notice to such holders and the Company shall consider in good faith the reasonable comments of Parent or Parent’s counsel. The Appraisal Notice shall comply in all material respects with the DGCL and other applicable Law. The Company shall take all actions, and do or cause to be done, all things reasonably necessary, proper or advisable to deliver the Appraisal Notice and any subsequent notice required to be delivered, or subsequent action to be taken with respect to Appraisal Shares, pursuant to the DGCL and other applicable Law.

(d) In furtherance (and not in limitation) of Section 6.03 and Section 6.04(a) above, the Company and, as may be required by Law or agreement, Parent shall use reasonable best efforts to make all notifications and filings necessary to obtain all Consents described in the first sentence of Section 6.04(a) within 30 calendar days after the date of this Agreement. As applicable, each party shall use reasonable best efforts to (i) cooperate in all respects with each Governmental Authority in connection with any such filing or submission, (ii) keep the other party reasonably informed of any communication submitted to or received from any Governmental Authority in connection with any such filing or submission, (iii) permit the other party to review any communication submitted by the Company to, and consult with the other party in advance of any meeting or conference with, any Governmental Authority in connection with any such filing or submission and (iv) permit the other party or its designee the opportunity to attend and participate in any meeting with any Governmental Authority in connection with any such filing or submission.

SECTION 6.05. Antitrust Notifications and Approvals.

(a) Without limiting the generality of Section 6.03, the parties hereto shall cooperate with each other and shall use their respective reasonable best efforts to prepare and file (i) required or necessary Notification and Report Forms under the HSR Act and the rules and regulations promulgated thereunder with the FTC and the DOJ, and (ii) notifications, filings, registrations and other materials required or necessary under any applicable Foreign Antitrust Law, in each case, as soon as practicable following the date of this Agreement, but in no event later than ten (10) Business Days from and after the date hereof, and shall respond as promptly as practicable to all requests or inquiries received from any Governmental Authority for additional documentation or information. The parties hereto shall also cooperate with each other and shall use their respective reasonable best efforts to make such other filings as are necessary, if any, in other jurisdictions in order to comply with all applicable Laws relating to competition and shall promptly provide any supplemental information or documentation requested by any Governmental Authority relating thereto. All filing fees payable in connection with the notifications, filings, registrations or other materials contemplated by this paragraph shall be shared equally by Parent and the Company.

(b) Each party to this Agreement shall promptly notify the other parties of any material communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Section 6.05 and permit the other parties to review in advance, to the extent permitted by Law, any proposed material communication by such party to any Governmental Authority relating thereto. No party to this Agreement shall agree to participate in any material meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the matters that are the subject of this Section 6.05 unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and applicable Laws, the parties to this

Agreement shall coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act and any applicable Foreign Antitrust Law. Subject to the Confidentiality Agreement and applicable Laws, the parties to this Agreement shall provide each other with copies of all material correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the matters contemplated by this Section 6.05.

(c) Parent and the Company shall use their respective reasonable best efforts (i) to obtain all applicable approvals from Governmental Authorities under applicable antitrust and competition laws, (ii) to prevent the initiation of any lawsuit by any Governmental Authority or any other Person under applicable antitrust and competition laws, and (iii) to prevent the entry of any decree, judgment, injunction preliminary or permanent, or any other Order that would otherwise enjoin, prohibit or otherwise make unlawful the Merger under applicable antitrust or competition laws. For purposes of this Section 6.05(c), reasonable best efforts shall include (i) providing information to such Governmental Authorities and other Persons and (ii) (A) proposing, negotiating, committing disposition of or holding separate (through the establishment of a trust or otherwise) such of Parent’s, the Company’s and their respective Subsidiaries’ assets, properties and businesses and of the assets, properties and businesses of the Surviving Entity and its Subsidiaries, (B) the termination, modification or extension of existing relationships and contractual rights and obligations of Parent, the Company, their respective Subsidiaries, the Surviving Entity and its Subsidiaries, (C) the establishment or creation of relationships and contractual rights and obligations of Parent, the Company, their respective Subsidiaries, the Surviving Entity and its Subsidiaries, (D) the termination of any relevant venture or other arrangement, (E) any other change or restructuring of Parent, the Company, their respective Subsidiaries, the Surviving Entity and its Subsidiaries, (F) in the case of Parent and Copper, consenting to any of the foregoing actions taken by the Company and its Subsidiaries and (G) in the case of the Company, consenting to any of the foregoing; provided, however, nothing in this Agreement (including the immediately following sentence) shall obligate Parent or any of its Subsidiaries to sell, dispose or hold separate, or consent to the sale, disposition or holding separate of, any assets or take any other action described in the preceding portion of this sentence (1) that in the aggregate consist of, or take any other actions that could reasonably be expected to result in the loss of, 7.50% or more of the combined consolidated EBITDA of Parent, the Company and their respective Subsidiaries for the fiscal year ended December 31, 2013 (based upon Parent’s and the Company’s books and records) or (2) the consummation or effectiveness of which is not conditioned on the consummation of the Closing. Without limitation, “reasonable best efforts” shall also include (x) defending in a reasonable manner any action or proceeding instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement or the Merger under any antitrust or competition law, and (y) taking all reasonable actions to have vacated, rescinded, repealed, lifted, reversed, overturned or made inapplicable any decree, judgment, injunction or Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or delays consummation of the Merger or the other transactions contemplated by this Agreement under any antitrust or competition law so as to permit consummation thereof, subject to, in the case of each of clause (x) and clause (y), the limitations set forth in the proviso to the immediately preceding sentence.

(d) In the event Parent or the Company receives a second request under the HSR Act or any similar inquiry or request under applicable Foreign Antitrust Laws in connection with the transactions contemplated by this Agreement, such party shall promptly comply with such request (i) as provided by Section 7A(e) of the HSR Act (but in no event more than sixty (60) calendar days from the date of service of such request) or (ii) as otherwise provided under applicable Foreign Antitrust Laws. For purposes of this provision, a party shall be deemed to have complied with any such request by providing a response that the party in good faith believes to be in substantial compliance and by certifying in writing to the other parties its prompt, substantial compliance. In the event that a party receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a second request under the HSR Act or any similar inquiry or request under applicable Foreign Antitrust Laws, such party shall promptly comply with such subpoena or civil investigative demand (but, with respect to a second request under the HSR Act, in no event more than sixty (60) calendar days from the date of service of the subpoena or civil investigative demand). In the event the Governmental Authority disputes the adequacy of compliance by a party with respect to a second request under the HSR Act or any similar inquiry or request under applicable Foreign Antitrust Laws, subpoena or civil investigative demand, such party shall use commercially reasonable efforts to endeavor to satisfy the Governmental Authority so as to minimize any delay in the conduct or resolution of the investigation.

(e) From the date of this Agreement through the date of termination of the required waiting periods under the HSR Act and all applicable Foreign Antitrust Laws, Parent, the Company and their respective Affiliates shall not take any action that could reasonably be expected to hinder or delay, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the HSR Act or such applicable Foreign Antitrust Laws.

SECTION 6.06. Access to Information.

(a) Subject to the terms of the Confidentiality Agreement and applicable Laws and Orders, during the period from the date of this Agreement through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall permit, and shall cause its Subsidiaries to permit, Parent and its advisors, accountants, attorneys and authorized representatives to have reasonable access, during regular business hours and upon reasonable notice, to the offices, facilities, assets, properties, management-level employees, books and records of the Company and its Subsidiaries, and shall furnish, or cause to be furnished, to Parent, such financial, tax and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations as Parent shall from time to time reasonably request. All access and investigation pursuant to this Section 6.06(a) shall be coordinated through the Company’s Chief Executive Officer, Chief Operation Officer or General Counsel and shall be conducted at Parent’s expense and in such a manner as not to unreasonably interfere with the normal operations of the businesses of the Company and its Subsidiaries. Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries shall be required to provide such access to or to disclose such information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege or other immunity or protection from disclosure of the Company or its Subsidiaries or contravene any Law or Order or any binding agreement entered into prior to the date of this Agreement

(provided that the Company and/or its counsel, as applicable, shall use their reasonable best efforts to enter into joint defense agreements or other arrangements, as appropriate, so as to allow for such access or disclosure in a manner that does not jeopardize such attorney-client privilege or other immunity or protection from disclosure or contravene any such Law or binding agreement or Order). Notwithstanding anything to the contrary contained herein, prior to the Closing, (i) without the prior written consent of the Company, Parent shall not contact any vendor to, or customer of, the Company or any Subsidiary of the Company, to discuss the Company or any of its Subsidiaries and provided that the Company shall have the right to have a representative present during any such contact in the event that it is required to consent and consents to such contact, and (ii) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company (which consent may be withheld for any reason); provided, however, that, for the avoidance of doubt, Parent and Copper are expressly permitted to cause (at their sole discretion and expense) Phase I environmental assessments to be conducted with respect to the Owned Company Realty.

(b) Subject to the terms of the Confidentiality Agreement and applicable Laws and Orders, during the period from the date of this Agreement through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, Parent shall permit, and shall cause its Subsidiaries to permit, the Company and its advisors, accountants, attorneys and authorized representatives to have reasonable access, during regular business hours and upon reasonable notice, to the offices, facilities, assets, properties, management-level employees, books and records of Parent and its Subsidiaries, and shall furnish, or cause to be furnished, to the Company, such financial, tax and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations as the Company shall from time to time reasonably request. All access and investigation pursuant to this Section 6.06(b) shall be coordinated through Parent’s Chief Executive Officer, Chief Operating Officer or General Counsel and shall be conducted at the Company’s expense and in such a manner as not to unreasonably interfere with the normal operations of the businesses of Parent and its Subsidiaries. Notwithstanding anything herein to the contrary, neither Parent nor any of its Subsidiaries shall be required to provide such access to or to disclose such information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege or other immunity or protection from disclosure of Parent or its Subsidiaries or contravene any Law or Order or any binding agreement entered into prior to the date of this Agreement (provided that Parent and/or its counsel, as applicable, shall use their reasonable best efforts to enter into joint defense agreements or other arrangements, as appropriate, so as to allow for such access or disclosure in a manner that does not jeopardize such attorney-client privilege or other immunity or protection from disclosure or contravene any such Law or binding agreement or Order). Notwithstanding anything to the contrary contained herein, prior to the Closing, (i) without the prior written consent of Parent, the Company shall not contact any vendor to, or customer of, Parent or any Subsidiary of Parent, and provided that Parent shall have the right to have a representative present during any such contact in the event that it consents to such contact, and (ii) the Company shall have no right to perform invasive or subsurface investigations of the properties or facilities of Parent or any of its Subsidiaries without the prior written consent of Parent (which consent may be withheld for any reason).

(c) The parties shall hold, and shall cause their respective Affiliates, advisors, accountants, attorneys and representatives to hold, any non-public information so provided to one another in connection with the transactions contemplated by this Agreement in confidence in accordance with the provisions of the Confidentiality Agreement; provided, however, that such information relating to the Company may be disclosed (following consultation with the Company to the extent reasonably practicable under the circumstances) (x) in connection with the marketing of the Debt Financing and (y) in connection with any filings required to be made by Parent pursuant to the Securities Act or the Exchange Act where the Required Company Financing Information is included or incorporated by reference.

SECTION 6.07. Public Statements. Except for a mutually agreed upon joint press release, which is being issued by the parties on the date hereof, and except as required by applicable Law or the rules and regulations of any stock exchange upon which Parent’s, the Company’s, the Surviving Entity’s, any Eligible Holder’s or any of their respective Affiliates’ securities are traded, in which event the parties shall consult with each other in advance and provide the non-disclosing party a reasonable opportunity to review and comment on any such disclosure, no press release or other public announcement, statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any party to this Agreement or any of its Affiliates or representatives without the prior written consent of the other parties hereto; provided, however, that any Affiliate of an Eligible Holder may disclose the transactions contemplated by this Agreement and any material term hereof to its investors and potential investors that are subject to confidentiality restrictions with such Eligible Holder or such Affiliate in the ordinary course of business. For the avoidance of doubt, this Section 6.07 shall not be interpreted so as to prevent any party from complying with Section 6.03, Section 6.04 or Section 6.05.

SECTION 6.08. Indemnification of Directors and Officers.

(a) For a period of six (6) years after the Closing, Parent shall not, and shall not permit the Surviving Entity or any of its Subsidiaries to, amend, repeal or modify any provision in the Surviving Entity’s or any of its Subsidiaries’ certificate or articles of incorporation, by-laws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any Persons who at any time prior to or at the Effective Time are or were officers or directors (or their equivalent) of the Company or any Subsidiary of the Company (each, a “D&O Indemnified Person”) with respect to matters existing or occurring at or prior to the Effective Time (unless and to the extent required by Law), it being the intent of the parties that during such six-year period all such officers and directors of the Company and the Subsidiaries shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the Law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such Person’s right thereto without the prior written consent of that Person.

(b) In addition to the other rights provided for in this Section 6.08 and not in limitation thereof, for a period of six (6) years from and after the Closing, the Surviving Entity shall, and shall cause each of its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and exculpate from any liability to the Surviving Entity or any of its Subsidiaries) the D&O Indemnified Persons

against all D&O Expenses and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed claim, action, inquiry, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries and arising out of or relating to acts or omissions occurring or existing at or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) advance, unconditionally and interest-free, to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party is otherwise entitled to assume the defense of such claim and has assumed such defense) promptly after receipt of statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an unsecured undertaking to repay such advances to the extent it is ultimately and finally determined by a court of competent jurisdiction that such Person is not entitled to indemnification. Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claims shall continue during such six-year period or, for any D&O Indemnifiable Claim that is pending at the expiration of such six-year period, until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully and finally satisfied. For the purposes of this Section 6.08(b), “D&O Expenses” shall mean attorneys’ fees, expert fees, arbitrator and mediator fees, and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend to be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (which items are included in the definition of D&O Losses).

(c) Parent shall cause the Surviving Entity as of the Effective Time to obtain and fully pay for, at Parent’s expense (provided, that the Company shall be responsible for any amount in excess of $357,104), “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit ratings as the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance in place as of the date of this Agreement with respect to matters arising out of or relating to acts or omissions occurring or existing at or prior to the Effective Time (including in connection with this Agreement and the transactions contemplated hereby), and Parent shall cause the Surviving Entity to maintain such D&O Insurance in full force and effect for its full six-year term. If Parent and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, continue to maintain in effect the Company’s existing D&O Insurance in place as of the date of this Agreement, at no expense to the beneficiaries, for a period of at least six (6) years from and after the Effective Time, for the persons who are covered by the Company’s D&O Insurance in place as of the date of this Agreement, with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement (provided that Parent shall not be required to expend any amount in excess of $357,104 pursuant to this sentence).

(d) In the event that Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Entity or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person (including by liquidation, dissolution, assignment for the benefit of creditors or similar action), then, and in each such case, Parent or the Surviving Entity, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees shall succeed to (or expressly assume) the obligations set forth in this Section 6.08.

(e) Each of the Company, Parent, the Surviving Entity and their respective Subsidiaries shall be a full indemnitor of first resort, shall be required to advance the full amount of all D&O Expenses incurred by a D&O Indemnified Person and shall be liable for the full amount of all D&O Losses in accordance with the terms of this Section 6.08 to the extent legally permitted and as required, without regard to any rights a D&O Indemnified Person may have against Bain Capital Partners, LLC or any of its Affiliates or otherwise or any insurer providing insurance coverage under an insurance policy issued to Bain Capital Partners, LLC or any of its Affiliates.

(f) Notwithstanding anything in this Agreement to the contrary, the rights and benefits of the D&O Indemnified Persons under this Section 6.08 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person referred to in Section 6.08(a), his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 6.08, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise.

SECTION 6.09. Employee Benefits.

(a) During the one year period commencing on the Closing Date, Parent and the Company agree to keep in effect all severance and retention plans, practices and policies that are applicable to employees and officers of the Company and its Subsidiaries as of the date hereof and set forth on Schedule 6.09(a); provided, however, except as otherwise agreed to in a written agreement in effect as of the date hereof, Parent shall be entitled to pay (or to revise or amend any severance or retention plans, practices and policies to provide for) any severance or other post-employment termination compensation or benefits to be paid in accordance with the Company’s or its Subsidiaries’, as applicable, payroll schedule and practices instead of by any lump sum payment, only to the extent doing so would not result in adverse tax consequences under Section 409A of the Code.

(b) Subject to Section 6.09(a) above, if reasonably requested by Parent, the Company hereby covenants and agrees to amend, merge, terminate or take any other action with respect to the Company Plans (provided, that any such amendment, merger, termination or other action shall be contingent upon and only effective upon the occurrence of the Closing); to provide all required notices to participants and appropriate Governmental Authorities; to adopt all necessary resolutions and Company Plan amendments in order to accomplish such requests; and to provide to Patent satisfactory evidence of such actions.

(c) For purposes of eligibility, vesting and entitlement to benefits, including the determination of the level of vacation and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Entity or any of their respective Subsidiaries in which employees are eligible to participate following the Closing (the “New Plans”), Parent and the Surviving Entity shall credit each employee with his or her years of service with the Company, its Subsidiaries and any predecessor entities, to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar Company Plan, in accordance with applicable Law, except where such crediting would result in duplication of benefits with respect to the same period of services or for purposes of benefit accrual under any defined benefit pension plan. The New Plans shall not deny employees coverage on the basis of pre-existing conditions to the extent such conditions were waived or satisfied under similar Company Plans immediately prior to the Closing and, subject to the requirement of applicable Law, shall credit such employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any deductibles and out-of-pocket expenses in the applicable plan year to which such deductibles and out-of-pocket expenses relate.

(d) The Company will use its reasonable best efforts to, prior to the Closing Date, (i) secure from each Person who is a disqualified person with respect to the Company and who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Code Section 280G and the regulations promulgated thereunder (hereafter, “Section 280G”)) a waiver of such Person’s rights to all of such payments and/or benefits to the minimum extent necessary (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G), and (ii) solicit the approval of the stockholders of the Company, to the extent and in a manner required under Code Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) and the regulations promulgated thereunder, of any Waived 280G Benefits and other potential payments and/or benefits that, if paid or made by the Company could, in the absence of the approval described in this Section 6.09(d) constitute “excess parachute payments” within the meaning of Section 280G (“Other Benefits”). Any Waived 280G Benefits that fail to be approved by the stockholders of the Company as contemplated above shall not be paid or provided. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Company’s stockholders was solicited in accordance with the foregoing provisions of this Section 6.09(d) and the results of such vote.

SECTION 6.10. Termination of Affiliate Arrangements. All agreements between the Company or a Subsidiary of the Company, on the one hand, and any of their respective Related Parties, on the other hand, including the agreement set forth on Schedule 6.10(i), other than (a) the agreements listed on Schedule 6.10(ii), (b) the agreements set forth in Section 6.08, (c) agreements solely between the Company and one or more of its wholly owned Subsidiaries or between or among any wholly owned Subsidiaries of the Company and (d) all outstanding employment agreements between the Company or any of its Subsidiaries, on the one hand, and an officer of the Company or any of its Subsidiaries, on the other hand, in each case, made available by the Company to Parent, shall be terminated in all respects as of the Closing, and all obligations and liabilities thereunder shall have been deemed to be satisfied and to the extent that any such agreement contains provisions that survive any termination thereof, the Company shall cause each such agreement to be amended prior to the Closing in form and substance reasonably acceptable to Parent to provide that such provisions shall not survive in accordance with the terms of the terminated agreements but instead shall be automatically terminated at the Closing and any amounts (other than (i) amounts payable in respect of Funded Indebtedness as set forth in the Debt Payoff Letters in respect of the Credit Agreements, (ii) amounts payable to the holders of Company Shares, Vested In-the-Money Options, Company RSUs or Company Warrants (whether in cash or Parent Common Stock) pursuant to Article II in respect of the Company Shares, Vested In-the-Money Options, Company RSUs or Company Warrants held by such holders immediately prior to the Effective Time and (iii) the regular monitoring fee paid by the Company to Bain Capital Partners. LLC in accordance with Section 2(b) of the Management Agreement in an aggregate amount not to exceed $500,000 for each quarter that commences after September 30, 2014 and ends prior to the Closing) paid to any such Related Party in connection with the termination of any such agreement shall constitute Company Transaction Expenses.

SECTION 6.11. Repayment of Debt; Replacement Letters of Credit.

(a) Prior to the Closing, the Company shall deliver or cause to be delivered to Parent a copy of payoff letters (the “Debt Payoff Letters”) (subject to delivery of funds as arranged by Parent as contemplated by Section 3.03(a)), in form and substance reasonably satisfactory to Parent, with respect to the Indebtedness of the Company and its Subsidiaries under the Credit Agreements or any other Indebtedness for borrowed money specified by Parent to the Company no later than ten (10) days prior to the Closing, and shall make arrangements for the release of all Liens and other security over the properties and assets of the Company and its Subsidiaries securing all such obligations (subject to delivery of funds as arranged by Parent as contemplated by Section 3.03(a)). The Company shall deliver drafts of the Debt Payoff Letters to Parent at least fifteen (15) Business Days prior to the Closing.

(b) On or prior to the Closing Date, Parent shall, and the Company shall use its reasonable best efforts to cooperate with Parent to, execute and deliver such documents and complete such tasks that are necessary to provide for the replacement of all outstanding letters of credit issued by or on behalf of the Company or any Subsidiary set forth on Schedule 4.12(d) with new, replacement letters of credit, but only to the extent such outstanding letters of credit would terminate upon the consummation of the Merger.

SECTION 6.12. Financing Cooperation.

(a) Without the prior written consent of the Company, Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replacement of, the Debt Financing Commitment if such amendment, modification, waiver or replacement (i) (A) reduces the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount of the Debt Financing), (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing, (C) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Financing Commitment or (D) could reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement (collectively, the “Restricted Debt Financing Commitment Amendments”) (provided that with prior written notice to the Company, Parent may amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar Persons who had not executed the Debt Financing Commitment as of the date hereof and make any other changes required to add such lenders, lead arrangers, bookrunners, syndication agents or similar Person, but only if the addition of such additional parties and such other changes, individually or in the aggregate, would not result in the occurrence of a Restricted Debt Financing Commitment Amendment) or (ii) could reasonably be expected to result in the early termination of the Debt Financing Commitment. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing as promptly as practicable on the terms and conditions described in the Debt Financing Commitment, including using its reasonable best efforts to (1) maintain in effect the Debt Financing Commitment until the funding of the Debt Financing at or prior to Closing, (2) satisfy on a timely basis (or obtain a waiver of) all conditions and covenants required to be performed or satisfied by Parent to obtain the Debt Financing at the Closing as set forth in the Debt Financing Commitment, (3) negotiate, execute and deliver definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Financing Commitment (and promptly provide copies of such executed and delivered definitive agreements to the Company), (4) fully pay when due any and all commitment fees or other fees or amounts payable under the Debt Financing Commitment and (5) upon satisfaction of the conditions set forth in the Debt Financing Commitment, consummate the Debt Financing at or prior to the Closing (including by enforcing its rights under the Debt Financing Commitment and, if necessary, taking enforcement action to cause the Debt Financing Sources and other Persons providing such Debt Financing to comply with their obligations under the Debt Financing Commitment and, subject to the terms and upon the satisfaction of the conditions of the Debt Financing Commitment, to fund such Debt Financing by the Closing Date).

(b) In the event any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall promptly notify the Company and shall use its reasonable best efforts through the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Article VIII to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain alternative financing (“Alternative Financing”) from the same or alternative sources on terms and conditions not materially less favorable to Parent than those in the Debt Financing Commitment. Such Alternative Financing (including any commitments therefor) (X) shall not have any conditions to the funding of such Alternative Financing that are more onerous than those in the Debt Financing Commitment and (Y) shall be in an amount sufficient to consummate the transactions contemplated hereby on the terms contemplated hereby promptly and, in any event, immediately prior to the Termination Date. Parent shall promptly deliver to the Company true and complete copies of all executed agreements to which Parent or any of its Subsidiaries is a party related to any Alternative Financing. Parent shall promptly (and, in any event, within one (1) Business Day of becoming aware) notify the Company in writing (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both could reasonably be expected to give rise to any breach or default) by any party to any Debt Financing Commitment or the definitive agreements with respect thereto, (B) of the receipt by Parent or Copper or any of their respective Subsidiaries or representatives (of which Parent or Copper becomes aware) of any notice or other communication from any Person with respect to any (x) actual or potential breach, default, termination or repudiation by any party to any Debt Financing Commitment or any definitive agreement related thereto of any provision of the Debt Financing contemplated pursuant to the Debt Financing Commitment or any definitive agreement related thereto (including any proposal by any financing source or other Person named in the Debt Financing Commitment or any definitive agreement related thereto to withdraw, terminate or make a material change in the terms of (including the amount of financing contemplated by) the Debt Financing Commitment) or (y) material dispute or disagreement between or among any parties to any Debt Financing Commitment or any definitive agreement related thereto, and (C) if for any reason Parent or Copper believes in good faith that (1) there is (or there is reasonably likely to be) a dispute or disagreement between or among any parties to any Debt Financing Commitment or any definitive agreement related thereto or (2) there is a material possibility that it will not be able to obtain all or any portion of the Debt Financing contemplated in the Debt Financing Commitment on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment or the definitive agreements related thereto. References in this Agreement to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitment as amended, modified or replaced (including replacement with Alternative Financing and Alternative Financing commitments pursuant to this Section 6.12(b)) pursuant to Section 6.12(a) and this Section 6.12(b), and references to “Debt Financing Commitment” shall include such documents as amended, modified or replaced (including replacement with Alternative Financing commitments pursuant to this Section 6.12(b)) pursuant to Section 6.12(a) and this Section 6.12(b), in each case from and after such amendment, modification or replacement.

(c) Prior to the Closing, the Company will, and the Company will cause each of its Subsidiaries to, use its reasonable best efforts to provide customary cooperation reasonably requested by Parent in connection with Parent’s efforts to secure the Debt Financing to be used by Parent and Copper to consummate the transactions contemplated hereby, including using reasonable best efforts to (i) (x) furnish Parent or Copper with the historical financial statements and other information regarding the Company and its Subsidiaries necessary to satisfy the conditions set forth in paragraphs 6 and 9 of Annex IV of the Debt Financing Commitment and (y) provide authorization letters to the Debt Financing Sources authorizing the distribution of information about the Company or any of its Subsidiaries to prospective lenders or investors (the items in this clause (i) the “Required Company Financing Information”; provided, that in no event shall the Required Company Financing Information be deemed to include or shall the Company otherwise be required to provide (A) pro forma financial statements or pro forma adjustments unless the Company shall have been furnished information relating to the proposed debt and equity capitalization at least five (5) Business Days prior to the date on which any applicable Marketing Period would otherwise commence or (B) risk factors specifically relating to all or any component of the Debt Financing), (ii) provide reasonable assistance in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by Parent or any of its Affiliates and required in connection with the Debt Financing; provided that any offering documents in relation to the Debt Financing need not be issued by the Company or any of its Subsidiaries, and provided, further, that any rating agency presentations, offering documents, confidential information memoranda, and similar documents required in connection with the Debt Financing shall contain disclosure reflecting the Surviving Entity and/or its Subsidiaries as the obligor, (iii) following reasonable advance notice, participate in a reasonable number of meetings, presentations and road shows with prospective lenders and investors and in drafting sessions and due diligence sessions, as applicable (including the reasonable participation in such meetings by the Company’s senior management), required in connection with the Debt Financing, (iv) facilitate the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral, and obtain surveys and title insurance as reasonably requested by Parent, (v) facilitate the execution and delivery of guarantees required to be provided by the Company and its Subsidiaries in connection with the Debt Financing, (vi) obtain from its auditors customary comfort letters (and consents of accountants for use of their reports in any materials relating to the Debt Financing and in connection with any filings required to be made by Parent pursuant to the Securities Act or the Exchange Act where the Required Company Financing Information is included or incorporated by reference), (vii) at least five (5) Business Days prior to the Closing Date, provide all documentation and other information about the Company and each of its Subsidiaries and as is reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing Date in connection with the Debt Financing and required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) and (viii) subject to the occurrence of the Effective Time, facilitate the execution and delivery of one or more credit agreements, indentures, customary officer’s certificates or other definitive documentation required by the terms of the Debt Financing Commitment as of or immediately after the Effective Time to the extent, and solely in connection with, borrowings or debt incurrence (or any guarantees thereof) by the Company as contemplated under the Debt Financing Commitment; provided, however, that nothing herein shall require such cooperation to the extent that it would interfere unreasonably with the business or operations of the Company and its Subsidiaries. Parent and Copper acknowledge and agree that the Company and its Affiliates and its and their respective (i) directors, officers, employees, controlling investors, counsel, accountants, agents and other representatives shall not (prior to the Effective Time) have any responsibility for, or incur any liability to any Person under, any financing, including any Debt Financing, that Parent and Copper may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.12 (but excluding, for the avoidance of doubt, the failure to provide cooperation required to be provided pursuant to this Section 6.12) and (ii) directors, officers, employees and controlling investors shall not be required to execute, deliver or perform under any agreement with respect to such financing that is not contingent upon the occurrence of the Effective Time or that would be effective prior to or simultaneous with the

Effective Time and shall not be required to pass resolutions or consents to approve or authorize the execution, delivery or performance under any agreement with respect to such financing. Parent and Copper shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective directors, officers, employees, controlling investors, counsel, accountants, agents and other representatives from and against any and all losses, damages, claims and reasonable out-of-pocket costs or expenses suffered or incurred by any of them in connection with the performance of their respective obligations under this Section 6.12, any Debt Financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement and any information utilized in connection with any of the foregoing, except to the extent such losses, damages, claims and reasonable out-of-pocket costs or expenses arise out of a breach of this Agreement or the willful misconduct or intentional fraud of the Company or any of its Affiliates.

SECTION 6.13. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Merger, if any, shall be paid by Parent when due, whether levied on Parent, the Company, the Surviving Entity, any Subsidiary or any Eligible Holder, and Parent shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. Parent shall indemnify the Eligible Holders, their respective Affiliates and the officers, directors, employees and agents of any of the foregoing against any liability for any such Transfer Taxes (each of whom is an intended third-party beneficiary of this Section 6.13).

SECTION 6.14. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the Parent Common Stock to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

SECTION 6.15. Notice of Developments. The Company shall notify Parent, and Parent shall notify the Company, promptly of (i) any written notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any Litigation commenced or, to such party’s knowledge, threatened against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, related to the transactions contemplated by this Agreement, and (iii) any event, change or effect between the date of this Agreement and the Closing which causes or is reasonably likely to cause the failure of the conditions set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c) (in the case of the Company and its Subsidiaries) or Section 7.03(a), Section 7.03(b) or Section 7.03(c) (in the case of Parent and Copper), to be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.15 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Schedules or constitute an exception to any representation or warranty. This Section 6.15 shall not constitute a covenant or agreement for purposes of Section 7.02(b) or Section 7.03(b).

SECTION 6.16. No Solicitation.

(a) From the date of this Agreement until the earlier of the Closing or the date of termination of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize any representatives or agents of the Company or any Subsidiary of the Company to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Company Takeover Proposal or any proposal or offer or inquiry that could reasonably be expected to lead to a Company Takeover Proposal; (ii) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with, any Company Takeover Proposal or any proposal, offer or inquiry that could reasonably be expected to lead to a Company Takeover Proposal; (iii) enter into, continue or otherwise participate in any discussions or negotiations with any third party (other than Parent or any of its Subsidiaries or Affiliates) with respect to any Company Takeover Proposal or any proposal or offer or inquiry that could reasonably be expected to lead to a Company Takeover Proposal; or (iv) furnish to any third party (other than Parent or any of its Subsidiaries or Affiliates) any information regarding the Company or any of the Company’s Subsidiaries, or afford access to the properties, books and records of the Company, in connection with or in response to any Company Takeover Proposal or any proposal or offer or inquiry by such third party that could reasonably be expected to lead to a Company Takeover Proposal. From the date of this Agreement until the earlier of the Closing or the date of termination of this Agreement, the Company agrees that it will notify Parent immediately upon any receipt of any offer, request, proposal or inquiry from any third party (other than Parent or any of its Subsidiaries or Affiliates) with respect to any Company Takeover Proposal, including setting forth the material terms of such Company Takeover Proposal.

(b) For the avoidance of doubt, neither the Company’s Board of Directors nor any committee thereof shall (A) withhold or withdraw (or modify in a manner adverse to Parent), or propose publicly to withhold or withdraw (or so modify) the Company Board Recommendation or make or authorize any public statement that is inconsistent with the Company Board Recommendation or (B) recommend, endorse, adopt or approve, or publicly propose to recommend, endorse, adopt or approve, any Company Takeover Proposal or any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with, any Company Takeover Proposal.

SECTION 6.17. Taxes.

(a) Prior to the Effective Time, each of Parent, the Company and their respective Affiliates shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Code and shall not take any action reasonably likely to cause the Merger not to so qualify. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Company or their respective Affiliates shall be required under this Agreement (whether by reason of a “reasonable best efforts” undertaking or otherwise) to take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

(b) From the Effective Time until the first anniversary of the Effective Time, Parent and the Surviving Entity shall use commercially reasonable efforts not to take, and not to cause or allow their controlled Affiliates to take, any action reasonably likely to cause the Merger not to qualify (and shall use commercially reasonable efforts to not fail to take, and not to cause or allow their controlled Affiliates to fail to take, any action after the Effective Time reasonably necessary to cause the Merger to qualify) as a reorganization within the meaning of Section 368(a) of the Code.

(c) Parent, the Surviving Entity and their respective Affiliates will at all times after the Effective Time take the position that the Merger is a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code on all Tax Returns and in all Tax-related proceedings, except to the extent prohibited by applicable Law.

(d) From and after the date of this Agreement, the Company and its Subsidiaries will furnish to Parent, Copper and their tax advisor (the “Tax Firm”), in a timely manner, such information and reasonable assistance as reasonably requested in connection with the Tax Firm rendering the opinion, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a)(2)(E) of the Code (the “Tax Opinion”) at the Closing, including, providing the Tax Firm with an officer’s certificate of the Company, which will be relied upon by the Tax Firm in rendering the Tax Opinion.

SECTION 6.18. Investor Questionnaires. The Company shall use its reasonable best efforts to cause each Company stockholder executing a written consent approving and adopting this Agreement and the transactions contemplated hereby to execute and deliver to Parent an Investor Questionnaire immediately following the date hereof. Prior to the Closing, the Company shall use its reasonable best efforts to cause each other Company stockholder and each holder of Company Warrants to execute and deliver to Parent an Investor Questionnaire.

SECTION 6.19. Spreadsheet. The Company shall deliver to Parent at least five (5) Business Days prior to the Closing a spreadsheet setting forth the Company’s proposals along with reasonably detailed back-up data and supporting materials, which spreadsheet shall be subject to the reasonable review and comment of Parent and the final version of which shall be reasonably satisfactory to Parent, with regard to the following information:

(a) calculation of the Aggregate Option Cash Consideration and Aggregate RSU Cash Consideration;

(b) calculation of the Per A Share Merger Consideration and the Per L Share Merger Consideration,

(c) calculation of the aggregate Company Transaction Expenses, Cash as of September 30, 2014, Net Working Capital as of September 30, 2014, Outstanding Indebtedness as of September 30, 2014 and the aggregate Negative Transaction Adjustments;

(d) with respect to each holder of Company Shares: (i) the name and address of such holder, (ii) the number of shares of Class L Common Stock and Class A Common Stock held by such holder and the respective certificate numbers, (iii) the cash consideration that such holder is entitled to receive pursuant to Section 2.02 (on a certificate-by-certificate basis and in the aggregate), if any, and (iv) the stock consideration that such holder is entitled to receive pursuant to Section 2.02 (on a certificate-by-certificate basis and in the aggregate);

(e) with respect to each Company Option: (i) the name and address of the holder thereof, (ii) the grant date and expiration date thereof, (ii) whether such Company Option is a Vested In-the-Money Option, (iii) the exercise price per share and the number of shares of Class L Common Stock and Class A Common Stock underlying such Company Option immediately prior to the Closing, and (iv) the cash consideration that such holder is entitled to receive in accordance with Section 2.04(a); and

(f) with respect to each award of Company RSUs: (i) the name and address of the holder thereof, (ii) the grant date thereof, (iii) the number of Company RSUs underlying such award immediately prior to the Closing, and (iv) the cash consideration that such holder is entitled to receive in accordance with Section 2.04(b).

SECTION 6.20. Resignations. At or prior to the Closing, the Company shall deliver to Parent written resignation letters, effective as of the Closing, of each of the officers and directors of the Company and its Subsidiaries requested by Parent in writing at least three (3) Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the board of directors (or equivalent governing body) or as officer (although not as an employee unless otherwise so required pursuant to this Agreement).

SECTION 6.21. Board Representation. Subject to applicable Laws, Parent shall cause Chris Gordon to be appointed to the Board of Directors of Parent as a Class III director, effective as of the Effective Time.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01. Mutual Conditions to the Obligations of the Parties. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction (unless waived, to the extent permitted by applicable Law, by both Parent and the Company) at the Closing of each of the following conditions:

(a) Stockholder Consent. The Stockholder Consent shall have been obtained and shall be valid and in full force and effect at the time of the Closing.

(b) No Injunctions or Orders. No temporary restraining order, preliminary or permanent injunction, or other Order or Law issued, enacted or enforced by a court, arbitrator or other Governmental Authority of competent jurisdiction which prevents or makes illegal the consummation of the transactions contemplated hereby shall have been issued, enacted or enforced and remain in effect.

(c) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated and any required approvals thereunder shall have been obtained.

SECTION 7.02. Conditions to the Obligations of Parent. The obligations of Parent and Copper to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at the Closing, of the following conditions (unless waived, to the extent permitted by applicable Law, by Parent):

(a) Representations and Warranties of the Company. The representations and warranties of the Company (i) set forth in Section 4.04(b) shall be true and correct in all respects at and as of the Closing with the same effect as though made at and as of the Closing, (ii) set forth in Section 4.01(a), Section 4.01(b), Section 4.02, Section 4.05(a), Section 4.05(d) and the last sentence of Section 4.09, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct in all material respects at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case at and as of such date), (iii) set forth in this Agreement other than those Sections specifically identified in clauses (i) and (ii) of this Section 7.02(a), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein (except that the word “Material” in the defined term “Company Material Contract”, shall not be disregarded for any of such purposes), shall be true and correct at and as of the Closing as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case at and as of such date), except, in the case of this clause (iii), where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(b) Performance. The Company shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

(c) Company Material Adverse Effect; Funded Indebtedness. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred nor shall any event, circumstance, change or effect have occurred that could reasonably be expected to result in a Company Material Adverse Effect. The Funded Indebtedness as of immediately prior to the Closing shall not exceed $955,300,000.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying the satisfaction of the conditions set forth in Section 7.02(a), (b) and (c).

(e) FIRPTA. The Company shall have delivered to Parent a certification (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of U.S. Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h).

(f) Governmental Consents. All Consents (i) required to continue following the Closing the operations of the Company Healthcare Facilities in the States of West Virginia, Virginia and Massachusetts shall have been obtained and be in effect and (ii) set forth in Schedule 4.06(a) shall have been obtained and be in effect to the extent necessary to allow the Company Healthcare Facilities representing at least 90% of the Company Contribution to continue to operate, and the Company shall have delivered to Parent a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying thereto.

(g) Debt Payoff Repayment. The Company shall have received the Debt Payoff Letters.

(h) Funding of the Debt Financing. At least $940,000,000 in proceeds (plus the TLB Increased Amount (as defined in the Debt Financing Commitment), if any) (i) shall have been funded or made available to Parent pursuant to the Debt Financing on the terms set forth in the Debt Financing Commitment (or the definitive debt documents entered into with respect to the Debt Financing) or as otherwise contemplated by the Debt Financing Commitment or (ii) will be funded to Parent pursuant to the Debt Financing on the terms set forth in the Debt Financing Commitment (or the definitive debt documents entered into with respect to the Debt Financing) or as otherwise contemplated by the Debt Financing Commitment, in each case, at the time at which Parent is otherwise obligated to consummate the Closing in accordance with the terms of this Agreement (the “Funding Condition”).

SECTION 7.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction at the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by the Company):

(a) Representations and Warranties. The representations and warranties of Parent and Copper (i) set forth in Section 5.01(a), Section 5.02, Section 5.05(a) and Section 5.05(d), without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct in all material respects at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case at and as of such date), (ii) set forth Section 5.04(b) shall be true and correct in all respects at and as of the Closing with the same effect as though made at and as of the Closing and (iii) set forth in this Agreement other than those Sections specifically identified in clauses (i) and (ii) of this Section 7.03(a), without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct at and as of the Closing as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case at and as of such date), except, in the case of this clause (iii), where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

(b) Performance. Parent and Copper shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Parent or Copper, as the case may be, on or prior to the Closing.

(c) Parent Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred nor shall any event, circumstance, change or effect have occurred that could reasonably be expected to result in a Parent Material Adverse Effect.

(d) Officer’s Certificate. Parent and Copper shall have delivered to the Company a certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Parent and Copper, certifying to the satisfaction of the conditions set forth in Section 7.03(a), (b) and (c).

(e) S-3 Registration Statement. Parent shall be eligible to register the Parent Common Stock to be issued in the Merger for resale by the Company stockholders on an automatic shelf registration statement on Form S-3 promulgated under the Securities Act.

(f) Listing of Parent Common Stock. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ, subject only to official notice of issuance.

SECTION 7.04. Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.03(a), or to satisfy its obligations under Section 6.04, Section 6.05(c) or, in the case of the condition set forth in Section 7.02(h), satisfy its obligations under Section 6.12(b), as applicable.

ARTICLE VIII

SURVIVAL; TERMINATION

SECTION 8.01. Survival. The parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof, (b) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing, and (c) the covenants and agreements in this Agreement, including as set forth in Article II, to be performed at or following the Closing shall survive the Closing in accordance with their respective terms only for such period as shall be required for the party required to perform under such covenant to complete the performance required thereby. The parties agree that neither the foregoing nor any other provision of this Agreement shall limit the liability of any party or any of their respective Related Parties in the case of its intentional fraud relating to the subject matter of any of the representations and warranties in Article IV or Article V, as applicable, of this Agreement.

SECTION 8.02. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company;

(b) at any time after 5:00 PM New York time on May 31, 2015 (the “Termination Date”) by either Parent or the Company, by giving written notice of such termination to the other parties, if the Closing shall not have occurred on or prior to such time (unless the failure to consummate the Closing by such time shall be due to or have resulted from any breach of the representations or warranties made by, or the failure to perform or comply with any of the agreements or covenants hereof to be performed or complied with prior to the Closing by, the party seeking to terminate this Agreement);

(c) by either Parent or the Company, if any restraint, Order or Law of the type described in Section 7.01(b) permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.02(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a material cause of the occurrence of such restraint, Order or Law;

(d) by Parent, by written notice to the Company, if the Company breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of the Company contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that any of the conditions set forth in Section 7.01 or Section 7.02 would not be satisfied as of the time of such breach or failure or as of the time such representation or warranty was or shall have become inaccurate, and (ii) such breach or failure to perform or inaccuracy cannot be cured by the Company or, if capable of being cured, shall not have been cured by the earlier of (x) the Termination Date and (y) thirty (30) calendar days after receipt by the Company of notice in writing from Parent specifying the nature of such breach, failure to perform or inaccuracy and requesting that it be cured; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.02(d) if it or Copper is then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement that would result in any of the closing conditions set forth in Section 7.01 or Section 7.03 not being satisfied;

(e) by Parent, by written notice to the Company, if the condition set forth in Section 7.02(c) cannot be satisfied and the occurrence of the Company Material Adverse Effect cannot be cured by the Company or, if capable of being cured, shall not have been cured within the earlier of (x) the Termination Date and (y) thirty (30) calendar days after receipt by the Company of notice in writing from Parent specifying the nature of the Company Material Adverse Effect and requesting that it be cured;

(f) by the Company, by written notice to Parent, if Parent or Copper has breached or failed to perform any of their respective covenants or other agreements set forth in this Agreement or if any representation or warranty of Parent or Copper contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that any of the conditions set forth in Section 7.01 or Section 7.03 would not be satisfied as of the time of such breach or failure or as of the time such representation or warranty was or shall have become inaccurate and (ii) such breach or failure to perform or inaccuracy cannot be cured by Parent or Copper, as the case may be, or if capable of being cured, shall not have been cured by the earlier of (x) the Termination Date and (y) thirty (30) calendar days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach, failure to perform or inaccuracy and requesting that it be cured; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.02(f) if it is then in breach of any of its representations, warranties, covenants and agreements set forth in this Agreement that would result in any of the closing conditions set forth in Section 7.01 or Section 7.02 (other than those conditions which by their terms are to be satisfied at the Closing) not being satisfied;

(g) by the Company, by written notice to Parent, if the condition set forth in Section 7.03(c) cannot be satisfied and the occurrence of the Parent Material Adverse Effect cannot be cured by Parent or if capable of being cured, shall not have been cured within the earlier of (x) the Termination Date and (y) thirty (30) calendar days after receipt by Parent of notice in writing from the Company, specifying the nature of such Parent Material Adverse Effect and requesting that it be cured;

(h) by the Company, by written notice to Parent, if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been and continue to be satisfied or have been and continue to be waived (other than (x) those conditions which by their terms are to be satisfied at the Closing and which are reasonably capable of being satisfied at the Closing and (y) the Funding Condition), (ii) the Company has irrevocably confirmed in writing to Parent that all conditions set forth in Section 7.01 and Section 7.03 have been satisfied (or that it will waive any unsatisfied conditions), (iii) Parent or Copper fails to consummate the Closing within two (2) Business Days of the date the Closing should have occurred pursuant to Section 3.01 (but for the failure of the Funding Condition to be satisfied) and (iv) the Company stood ready, willing and able to consummate such transactions on such date; or

(i) by Parent, if a valid and effective Stockholder Consent is not executed and delivered to Parent by the end of the first (1st) Business Day following the execution and delivery of this Agreement; provided, however, that the right to terminate the Agreement under this Section 8.02(i) must be exercised, if exercisable, by the end of the fifth (5th) Business Day following the first (1st) Business Day following the execution and delivery of this Agreement.

SECTION 8.03. Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.02, (i) this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, except that (1) this Section 8.03, Article IX and the Confidentiality Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the parties and (2) termination of this Agreement pursuant to Section 8.02 shall not release any party hereto from, subject to the limitations set forth in the provisions of this Agreement that survive such termination as set forth in the immediately preceding clause (1) (including Section 8.03(b), Section 9.13 and Section 9.14), any liability for any willful breach by a party of this Agreement (including, for the avoidance of doubt, any such willful breach prior to the termination of this Agreement) or for its intentional fraud relating to the subject matter of any of the representations and warranties in Article IV or Article V, as applicable, of this Agreement, and (ii) subject to the terms and conditions of the provisions of this Agreement that survive such termination as described in the immediately preceding clause (i), there shall be no liability or obligation on the part of (x) Parent, Copper or the Company, (y) any Parent Non-Recourse Party to the Company or any Company Non-Recourse Party or (z) any Company Non-Recourse Party to Parent or any Parent Non-Recourse Party. Subject to and without limitation of Section 8.03(b), Section 9.12(b) and Section 9.13, if a court has granted an award of damages in connection with any such willful breach by Parent, Copper or the Company of the terms set forth in this Agreement, the Company or Parent, as applicable, may enforce such award and accept damages for such breach, and Parent, Copper and the Company agree that such damages shall not be limited to reimbursement of expenses or out-

of-pocket costs, and may, if proven by Parent, Copper or the Company, as applicable, and awarded by such court include the benefit of the bargain lost by the Company and/or the holders of Company Shares or Parent and/or Copper, as applicable (taking into consideration all relevant matters, including other combination opportunities and the time value of money). For purposes of this Section 8.03, “willful breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, constitute a breach of this Agreement.

(b) If this Agreement is terminated by the Company pursuant to and in accordance with Section 8.02(h), then Parent shall pay the Company, or its designee, an amount equal to $50,000,000 (such amount, the “Parent Fee”) no later than two (2) Business Days after such termination of this Agreement by wire transfer of immediately available funds to an account specified in writing by the Company to Parent (it being understood that notwithstanding anything in this Agreement to the contrary, in no event shall Parent be obligated to pay the Parent Fee on more than one occasion). Parent’s payment of the Parent Fee will be considered liquidated damages for any breach of or failure to perform this Agreement or the Debt Financing Commitment (or any definitive agreement related thereto) and for any and all losses, liabilities, damages or expenses suffered or incurred by the Company or any of the Company’s Non-Recourse Parties in connection with this Agreement, the Debt Financing, the Debt Financing Commitment (or any definitive agreement related thereto) or any of the transactions contemplated hereby or thereby (including the failure of such transactions to be consummated or the abandonment or termination thereof) or for any matters forming the basis of such termination or otherwise. Notwithstanding anything in this Agreement to the contrary (but subject to the right of the Company to seek specific performance in accordance with, and subject to the limitations set forth in, Section 9.12), in the event this Agreement may be terminated pursuant to Section 8.02(h), (x) the right to terminate this Agreement in accordance with Section 8.02(h) and receive, if due, payment of the Parent Fee pursuant to and in accordance with this Section 8.03(b) shall be the sole and exclusive remedy of the Company and its Non-Recourse Parties for any breach of or failure to perform this Agreement or the Debt Financing Commitment (or any definitive agreement related thereto) and any and all losses, liabilities, damages or expenses suffered or incurred by the Company or any of its Non-Recourse Parties in connection with this Agreement, the Debt Financing, the Debt Financing Commitment (or any definitive agreement related thereto) or any of the transactions contemplated hereby or thereby or otherwise (including the failure of such transactions to be consummated or the abandonment or termination thereof) or for any matters forming the basis of such termination or otherwise and, upon payment of the Parent Fee, none of the Company or any of its Non-Recourse Parties shall thereafter have any claims against Parent, Copper or any of their respective Non-Recourse Parties for any breach of or failure to perform this Agreement or the Debt Financing Commitment (or any definitive agreement related thereto) or any losses, liabilities, damages and expenses suffered or incurred by the Company or the Company’s Non-Recourse Parties in connection with this Agreement, the Debt Financing, the Debt Financing Commitment (or any definitive agreement related thereto) or any of the transactions contemplated hereby or thereby (including the failure of such transactions to be consummated or the abandonment or termination thereof) or for any matters forming the basis of such termination or otherwise and (y) the Parent Fee shall be the maximum aggregate liability of Parent and Copper in connection with this Agreement, the Debt Financing, the Debt Financing Commitment (or any definitive agreement related thereto) or any of the transactions contemplated hereby or thereby (including the failure of such transactions to be consummated or the abandonment or termination thereof) or for any matters forming the basis of such termination or otherwise. Notwithstanding anything in this Agreement to the contrary, upon payment of the Parent Fee, none of Parent, Copper or any of their respective Non-Recourse Parties shall have any further liability or obligation to the Company or any of its Non-Recourse Parties for any breach of or failure to perform this Agreement or the Debt Financing Commitment (or any definitive agreement related thereto) or any losses, liabilities, damages or expenses suffered or incurred by the Company or any of its Non-Recourse Parties in connection with this Agreement, the Debt Financing, the Debt Financing Commitment or any of the transactions contemplated hereby or thereby or otherwise (including the failure of such transactions to be consummated or the abandonment or termination thereof) or for any matters forming the basis of such termination or otherwise, in each case whether at Law, in equity, in contract, in tort or otherwise, by the enforcement of any assessment, by any legal or equitable Litigation or other proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through a claim by or on behalf of a party hereto or any Person (including a claim to enforce the Debt Financing Commitment) or otherwise.

(c) The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, no Person other than the Company may seek to enforce the obligation of Parent to pay the Parent Fee pursuant to Section 8.03(b).

(d) If this Agreement is terminated pursuant to Section 8.02 hereof:

(i) all confidential information received by the parties shall be treated in accordance with Section 6.06(c) hereof and the Confidentiality Agreement referred to in such Section; and

(ii) all filings, applications and other submissions made pursuant to Section 6.03, Section 6.04 and Section 6.05 hereof shall, to the extent practicable, be withdrawn from the Governmental Authority, agency or other Person to which made.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Person for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service (with signed confirmation of receipt), or if sent by electronic mail or facsimile, provided that the electronic mail or facsimile is promptly followed by a confirmation copy delivery by registered or certified mail or by a national courier service, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To the Company:

CRC Health Group

20400 Stevens Creek Blvd, Suite 600

Cupertino, California 95014

Attn: Pamela B. Burke, General Counsel

Fax: 415-358-8444

with a copy to (which shall not constitute notice):

Bain Capital Partners, LLC

John Hancock Tower

200 Clarendon Street

Boston, Massachusetts 02116

Attn: Chris Gordon

Fax: 617-516-2010

Ropes & Gray LLP

Prudential Tower 800 Boylston Street

Boston, Massachusetts 02119

Attn: William M. Shields

C. Michael Roh

Fax: (617) 951-7050

Email: william.shields@ropesgray.com

   michael.roh@ropesgray.com

To Parent, Copper or the Surviving Entity:

Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Attn: Christopher Howard, General Counsel

Fax: (615) 732-6315

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attn: Paul J. Shim

Glenn P. McGrory

Fax: (212) 225-3999

Email: pshim@cgsh.com

   gmcgrory@cgsh.com

and

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

Attn: James H. Nixon, III

G. Tyson Bickley

Fax: (615) 244-6804

Email: jay.nixon@wallerlaw.com

   tyson.bickley@wallerlaw.com

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by national courier service for next business day delivery, or (iii) the Business Day received (or the immediately following Business Day, if not received on a Business Day), if sent by electronic mail, facsimile or any other permitted method.

SECTION 9.02. Amendment/Waiver, etc. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parent and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as specifically provided otherwise herein (including Section 8.03 and Section 9.12(b)), the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity, and, except as specifically provided otherwise herein (including Section 8.03 and Section 9.12(b)), the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any party from, in the alternative, seeking to terminate this Agreement and/or pursuing any other remedy to which it is entitled to at law or in equity. The parties to this Agreement shall be expressly forbidden from amending the provisions of this Section 9.02, Section 8.03, the proviso to Section 9.03, Section 9.06, Section 9.08 or Section 9.13 in a manner materially adverse to the Debt Financing Sources (solely in their respective capacities as such) without the prior written consent of the applicable Debt Financing Sources whose consent is required to be obtained under the Debt Financing Commitment.

SECTION 9.03. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, however, that Parent and Copper may assign this Agreement and its rights hereunder without the prior written consent of the Company or any other Person to any of the Debt Financing Sources (including the lenders pursuant to the terms thereof to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such Debt Financing), but no such assignment shall relieve Parent or Copper of any liability or obligation hereunder.

SECTION 9.04. Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement and the Voting Agreement, each of which shall remain in full force and effect for the term provided for therein.

SECTION 9.05. Fulfillment of Obligations. Any obligation of any party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

SECTION 9.06. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, other than the provisions of (a) Section 2.02 and Section 2.03, with respect to which Eligible Holders shall be express third-party beneficiaries following the Effective Time, (b) Section 2.04(a), with respect to which holders of Vested In-the-Money Options shall be express third-party beneficiaries following the Effective Time, (c) Section 2.04(b), with respect to which holders of Company RSUs shall be express third-party beneficiaries following the Effective Time, (d) Section 6.07, with respect to which the Parent Common Stock Recipients shall be express third party beneficiaries following the Effective Time, (e) Section 6.08, with respect to which D&O Indemnified Persons shall be express third-party beneficiaries following the Effective Time, (f) Section 6.13, with respect to which Eligible Holders shall be express third-party beneficiaries following the Effective Time, (g) Section 8.03, Section 9.02, the proviso to Section 9.03, this Section 9.06(g), Section 9.08(b), Section 9.08(c) and Section 9.13, with respect to which the Debt Financing Sources shall be express third-party beneficiaries, (h) Section 8.03 and Section 9.13, with respect to which Non-Recourse Parties shall be express third-party beneficiaries and (i) Section 9.15, with respect to which Ropes & Gray LLP shall be an express third-party beneficiary, express or implied, is intended to confer upon any Person or shall confer upon any Person other than Parent, Copper and the Company and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. Except as set forth in this Section 9.06, no Person shall be a third party beneficiary of this Agreement.

SECTION 9.07. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

SECTION 9.08. Governing Law/Jurisdiction/Waiver of Jury Trial.

(a) This Agreement, and any claim, suit, action or proceeding in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the laws of the

State of Delaware, its rules of conflict of laws notwithstanding. Each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware and, if such Court of Chancery declines to exercise jurisdiction, the United States District Court located in the State of Delaware, in any suit, action or proceeding described in the immediately preceding sentence of this Section 9.08(a). Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 9.01. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court located in the State of Delaware or (ii) the Court of Chancery of the State of Delaware located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, in any forum other than the Court of Chancery of the State of Delaware located in Wilmington, Delaware and, if such Court of Chancery declines to exercise jurisdiction, the United States District Court located in the State of Delaware, and that the provisions of Section 9.08(b) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY LITIGATION ARISING OUT OF THE DEBT FINANCING COMMITMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE DEBT FINANCING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.08(b).

(c) Notwithstanding anything in Section 9.08(a) to the contrary, each of the parties hereto agrees that it will not bring or support any Litigation (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York (and appellate courts thereof). The provisions of this Section 9.08(c) shall be enforceable by each Debt Financing Source, its Affiliates and their respective successors and permitted assigns.

SECTION 9.09. Counterparts, etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

SECTION 9.10. Headings, etc. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.

SECTION 9.11. Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any party hereto and at the expense of the party so requesting, each other party shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

SECTION 9.12. Remedies.

(a) The parties understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of the parties to consummate the transactions contemplated hereby, that the transactions contemplated hereby represent a unique business opportunity at a unique time for each of the parties hereto and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would, except as set forth in Section 8.03 and Section 9.12(b), be an inadequate remedy therefor. Accordingly, except as set forth in Section 8.03(b) and Section 9.12(b), each party hereto agrees that, in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Copper, on the other hand, of this Agreement, the Company, on the one hand, or Parent or Copper, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that any Litigation should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to enforce specifically the obligations of Parent and Copper to, and Parent and Copper shall not be obligated to, consummate the Closing or the Merger unless the Funding Condition has been satisfied. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to require Parent and/or Copper to consummate the Closing and payment of money damages, including payment of the Parent Fee.

SECTION 9.13. Non-Recourse. Notwithstanding anything to the contrary contained herein, except with respect to (i) any claims against a Person in respect of its intentional fraud relating to the subject matter of any of the representations and warranties in Article IV or Article V, as applicable, of this Agreement and (ii) breaches of the Voting Agreement by the Company stockholders party thereto or the Termination and Release Agreement by the parties thereto, this Agreement may only be enforced against or by, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against or by the entities that are expressly identified as parties to this Agreement in their capacities as such and then only with respect to the obligations expressly set forth herein with respect to such party and no former, current or future direct or indirect stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Related Parties of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Related Party of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability hereunder or for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations (whether written or oral) made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages under this Agreement from, any Non-Recourse Party (including any of the Eligible Holders), except with respect to (i) any claims against a Person in respect of its intentional fraud relating to the subject matter of any of the representations and warranties in Article IV or Article V, as applicable, of this Agreement and (ii) breaches of the Voting Agreement by the Company stockholders party thereto or the Termination and Release Agreement by the parties thereto. For the avoidance of doubt, neither the Company nor any of its Subsidiaries is a Non-Recourse Party. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Non-Recourse Parties solely in their respective capacities as such, shall have any rights or claims in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby against any lender or any Affiliate thereof or any of their respective directors, officers, employees, agents or representatives or other Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing (other than Parent and its Subsidiaries).

SECTION 9.14. Certain Damages and Remedies. Except (a) as set forth in the penultimate sentence of Section 8.03(a), (a) for its intentional fraud relating to the subject matter of any of the representations and warranties in Article IV or Article V, as applicable, of this Agreement and (c) as otherwise expressly provided in this Agreement, no party shall be liable for any consequential damages, damages based upon loss of revenue, income or profits, loss or diminution in value of assets or securities, damages calculated by “multiple of profits” or “multiple of cash flow” or other valuation methodology, or punitive, special, exemplary or indirect damages, in each case in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in law or in equity, and whether in contract or in tort or otherwise) or otherwise. Notwithstanding anything to the contrary in this Agreement, after the Closing, except with respect to any claims of intentional fraud of the other party or parties relating to the subject matter of any of the representations and warranties in Article IV or Article V, as applicable, of this Agreement, no party may seek to rescind this Agreement or any of the transactions contemplated hereby.

SECTION 9.15. Waiver of Conflicts. Recognizing that Ropes & Gray LLP has acted as legal counsel to the Company, its Subsidiaries, certain of the direct and indirect holders of Company Shares and certain of their respective Affiliates prior to date hereof both with respect to this Agreement and the transactions contemplated herein and otherwise, and that Ropes & Gray LLP intends to act as legal counsel to certain of the direct and indirect holders of Company Shares and their respective Affiliates (which will no longer include the Company and its Subsidiaries) after the Effective Time, each of Parent, Copper and the Company hereby waives, on its own behalf and agrees to cause its Subsidiaries, the Surviving Entity and its Subsidiaries to waive, any conflicts that may arise in connection with Ropes & Gray LLP representing certain of the direct or indirect holders of the Company Shares or their Affiliates after the Closing as such representation may relate to Parent, Copper, the Company, the Surviving Entity or its Subsidiaries or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between certain of the direct and indirect holders of Company Shares, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and Ropes & Gray LLP, on the other hand, solely to the extent relating to the negotiation, documentation and consummation of the transactions contemplated hereby and requested by Parent or any of its Subsidiaries for purposes of any pending or threatened litigation by Parent or any of its Subsidiaries against any holder of Company Shares or any of its Affiliates with respect to the negotiation, documentation and consummation of the transactions contemplated hereby or to be utilized by Parent or any of its Subsidiaries for purposes of any such pending or threatened litigation shall be deemed to be attorney-client confidences that belong, from and after the Effective Time, solely to certain of the direct and indirect holders of Company Shares and their respective Affiliates (and not the Company, the Surviving Entity or its Subsidiaries). Accordingly, the Surviving Entity and its Subsidiaries shall not have access to, nor any property interest in, any such communications or to the files of Ropes & Gray LLP relating to such engagement for such purposes from and after the Effective Time. This Section 9.15 will be irrevocable, and no term of this Section 9.15 may be amended, waived or modified, without the prior written consent of Ropes & Gray LLP.

SECTION 9.16. DISCLAIMER.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT: (i) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN Article IV HEREOF AND IN THE CERTIFICATE DELIVERED PURSUANT TO Section 7.02(d), ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO PARENT AND COPPER IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (ii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (i) ABOVE, NEITHER THE COMPANY, ITS SUBSIDIARIES NOR ANY NON-RECOURSE PARTY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV HEREOF AND IN THE CERTIFICATE DELIVERED PURSUANT TO Section 7.02(d), ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED. PARENT AND COPPER REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN Article IV HEREOF AND IN THE CERTIFICATES DELIVERED PURSUANT TO Section 7.02(d), AND THAT PARENT AND COPPER SHALL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”.

(b) Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Parent and Copper, on behalf of themselves and their respective Affiliates, that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by the Company, any direct or indirect holder of Company Shares or any of their respective representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article IV hereof and in the certificate delivered pursuant to Section 7.02(d) as a representation and warranty by (and only by) the Company.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT: (i) THE REPRESENTATIONS AND WARRANTIES OF PARENT AND COPPER EXPRESSLY SET FORTH IN Article V HEREOF AND IN THE CERTIFICATE DELIVERED PURSUANT TO Section 7.03(d), ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO THE COMPANY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (ii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (i) ABOVE, NEITHER PARENT, ITS SUBSIDIARIES NOR ANY PARENT NON-RECOURSE PARTY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF PARENT AND ITS SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article V HEREOF AND IN THE CERTIFICATE DELIVERED PURSUANT TO Section 7.03(d), ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF PARENT AND ITS SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED. THE COMPANY REPRESENTS, WARRANTS, COVENANTS AND AGREES, ON BEHALF OF ITSELF AND ITS AFFILIATES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY PARENT AND COPPER AS SET FORTH IN Article V HEREOF AND IN THE CERTIFICATES DELIVERED PURSUANT TO Section 7.03(d), AND THAT ELIGIBLE HOLDERS SHALL ACQUIRE THE PARENT COMPANY STOCK AND THE RESPECTIVE ASSETS OF PARENT AND ITS SUBSIDIARIES REPRESENTED THEREBY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”.

(d) Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by the Company, on behalf of its and its Affiliates, that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by Parent, any direct or indirect holder of Parent Common Stock or any of their respective representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article V hereof and in the certificate delivered pursuant to Section 7.03(d) as a representation and warranty by (and only by) Parent and Copper.

(e) Notwithstanding anything in Section 9.16 to the contrary, nothing in Section 9.16 shall limit the liability of any party, or restrict the right of any party hereto to bring or seek any recovery against any Person (including any Non-Recourse Party) in the case of its intentional fraud relating to the subject matter of any of the representations and warranties in Article IV or Article V, as applicable, of this Agreement.

SECTION 9.17. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall, except as set forth in the proviso to the immediately following sentence, remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties; provided that notwithstanding anything in this Agreement to the contrary, the parties intend that the remedies and limitations thereon contained in this Agreement (including Section 8.03, Section 9.12 and Section 9.13) shall each be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Debt Financing Commitment and no party shall be required to take any action that would increase any such obligations or liabilities of any such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company, Parent and Copper have executed and delivered the agreement, or caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

THE COMPANY:

CRC HEALTH GROUP, INC.

By:	/s/ Jerome Rhodes
Name: Jerome Rhodes
Title: Chief Executive Officer

PARENT:

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Joey A. Jacobs
Name: Joey A. Jacobs
Title: Chief Executive Officer

COPPER ACQUISITION CO., INC.

By:	/s/ Christopher L. Howard
Name: Christopher L. Howard
Title: Vice President and Secretary

[Signature Page to Merger Agreement]

SCHEDULES AND EXHIBITS*

*	Schedules and Exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. Acadia agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.